Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

MERCK SHARP & DOHME LLC,

M-INSPIRE MERGER SUB, INC.

and

IMAGO BIOSCIENCES, INC.

Dated as of November 19, 2022

i

TABLE OF CONTENTS

(Continued)

TABLE OF CONTENTS

(Continued)

Exhibit A	Offer Conditions
Exhibit B	Certificate of Incorporation of the Company

INDEX OF DEFINED TERMS

Definition	Location
Acceptable Confidentiality Agreement	6.2(b)
Acceptance Time	1.1(c)
Acquisition Proposal	6.2(k)(i)
Action	4.10
Adverse Recommendation Change	6.2(c)(i)
Adverse Recommendation Change Notice	6.2(d)(i)(A)
Affiliate	9.3(a)
Affiliate Transaction	4.23
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Anti-Corruption Laws	4.25(l)
Antitrust Laws	9.3(b)
Book-Entry Shares	3.3(b)
Business Day	9.3(c)
CARES Act	9.3(d)
Certificate of Merger	2.3
Certificates	3.3(b)
Closing	2.2
Closing Date	2.2
Code	3.4
Collaboration Partners	9.3(e)
Company	Preamble
Company 401(k) Plan	6.13(d)
Company Board	Recitals
Company Board Recommendation	4.4(b)
Company Bylaws	4.1(b)
Company Charter	4.1(b)
Company Disclosure Letter	Article IV
Company ESPP	6.12
Company Intellectual Property	9.3(f)
Company Permits	4.25(a)
Company Plans	4.12(a)
Company Preferred Stock	4.2(a)
Company Registered IP	4.19(a)
Company SEC Documents	4.6(a)
Company Stock Awards	4.2(c)
Company Stock Option	3.2(a)
Company Stock Plan	9.3(g)
Compensation Action	6.13(e)
Confidentiality Agreement	6.3
Continuing Employee	6.13(a)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Contract	4.5(a)
control	9.3(h)
Copyrights	9.3(i)
COVID-19	9.3(j), 9.3(k)
COVID-19 Measures	9.3(l)
Delaware Secretary of State	2.3
DGCL	Recitals
Dissenting Shares	3.5
Effective Time	2.3
EMA	6.7(b)
Environment	4.14(b)(i)
Environmental Law	4.14(b)(ii)
ERISA	4.12(a)
Exchange Act	1.1(a)
Excluded Shares	3.1(b)
Expiration Date	1.1(b)
FDA	4.25(a)
FDCA	4.25(a)
Federal Health Care Program	9.3(m)
GAAP	4.6(b)
Good Clinical Practices	9.3(n)
Good Laboratory Practices	9.3(o)
Good Manufacturing Practices	9.3(p)
Governmental Entity	4.5(b)
Hazardous Materials	4.14(b)(iii)
Healthcare Laws	9.3(q)
HSR Act	4.5(b)
HSR Condition	Exhibit A
Indebtedness	9.3(r)
Initial Expiration Date	1.1(b)
Insurance Policies	4.17
Intellectual Property	9.3(s)
Intervening Event	6.2(j)
IP Contracts	9.3(t)
IRS	4.12(a)
Know-How	9.3(u)
knowledge	9.3(v)
Law	4.5(a)
Leased Real Property	4.18(b)
Licensed Company Intellectual Property	9.3(w)
Liens	4.2(b)
Material Adverse Effect	9.3(x)

v

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Material Contract	4.16(a)
Measurement Date	4.2(a)
Merger	Recitals
Merger Consideration	3.1(a)
Merger Sub	Preamble
Minimum Condition	Exhibit A
Nasdaq	1.1(b)
Non-PEO Plan	9.3(y)
Non-Required Remedy	6.4(e)
Non-U.S. Benefit Plan	4.12(c)(viii)
Notice Period	6.2(d)(i)(A)
Offer	Recitals
Offer Conditions	1.1(a)
Offer Documents	1.2
Offer Price	Recitals
Offer to Purchase	1.2
Off-the-Shelf Software	9.3(z)
Order	8.1(b)(ii)
Ordinary Course of Business	9.3(aa)
Outside Date	1.1(b)
Owned Company Intellectual Property	9.3(bb)
Parent	Preamble
Parent Disclosure Letter	Article V
Parent Material Adverse Effect	5.1
Participant	4.12(g)
Patents	9.3(cc)
Paying Agent	3.3(a)
Payment Fund	3.3(a)
PEO	9.3(dd)
PEO Plan	9.3(ee)
Permits	4.11
Permitted Liens	9.3(ff)
Person	9.3(gg)
Personal Information	9.3(hh)
Privacy Laws	9.3(ii)
Products	9.3(jj)
Related Party	4.23
Release	4.14(b)(iv)
Representatives	6.2(a)
Review Board	9.3(kk)
Sanctioned Country	9.3(ll)
Sanctioned Person	9.3(mm)

INDEX OF DEFINED TERMS

(Continued)

Definition	Location
Sanctions	9.3(nn)
Sarbanes-Oxley Act	4.6(a)
Schedule 14D-9	1.3(b)
Schedule TO	1.2
SEC	1.1(b)
Securities Act	4.5(b)
Security Incident	4.26(d)
Service Provider	9.3(oo)
Shares	9.3(pp)
Stockholder List Date	1.3(c)
Subsidiary	9.3(qq)
Superior Proposal	6.2(k)(ii)
Support Agreement	Recitals
Surviving Corporation	2.1
Takeover Laws	4.20
Tax Return	9.3(rr)
Taxes	9.3(ss)
Termination Fee	8.3(b)
Top Suppliers	4.24
Trade Controls	9.3(tt)
Trademarks	9.3(uu)
WARN Act	4.13(e)
Willful Breach	9.3(vv)

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of November 19, 2022, by and among Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”), M-Inspire Merger Sub, Inc., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Imago BioSciences, Inc., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, it is proposed that Merger Sub shall commence a tender offer (the “Offer”) to purchase all of the outstanding Shares at a price per Share of $36.00 to the seller in cash (such amount or any greater amount per Share as may be paid pursuant to the Offer, the “Offer Price”), on the terms and subject to the conditions set forth herein;

WHEREAS, following the completion of the Offer, Merger Sub shall be merged with and into the Company, with the Company surviving that merger, on the terms and subject to the conditions set forth herein (the “Merger”);

WHEREAS, the parties intend that the Merger shall be effected in accordance with Section 251(h) of the General Corporation Law of the State of the Delaware (the “DGCL”), and shall be consummated as soon as practicable following the completion of the Offer;

WHEREAS, the Board of Directors of Merger Sub has unanimously approved this Agreement and declared it advisable for Merger Sub to enter into this Agreement;

WHEREAS, the Board of Managers of Parent has approved this Agreement and Parent’s entering into this Agreement;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (i) determined that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company and its stockholders, and declared it advisable, to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Offer and the Merger, and determined and resolved that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolved and agreed to recommend that the Company’s stockholders accept the Offer and tender their Shares pursuant to the Offer;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are each entering into an agreement (the “Support Agreement”) pursuant to which each such Person has agreed, among other things, to tender the Shares held by such Person in the Offer; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe certain conditions to the Offer and the Merger as specified herein.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

THE OFFER

Section 1.1 The Offer.

(a) Provided that this Agreement shall not have been terminated in accordance with Article VIII, as promptly as reasonably practicable, and in any event within 15 Business Days of the date of this Agreement, Merger Sub shall, and Parent shall cause Merger Sub to, commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (including the rules and regulations promulgated thereunder, the “Exchange Act”)) the Offer. The obligations of Merger Sub, and of Parent to cause Merger Sub, to accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject to the terms and conditions of this Agreement, including (i) the satisfaction of the Minimum Condition (as defined in Exhibit A hereto) and (ii) the satisfaction or waiver by Merger Sub or Parent of each of the other conditions set forth in Exhibit A hereto (together with the Minimum Condition, the “Offer Conditions”). Without limiting the rights and restrictions under Exhibit A, Merger Sub expressly reserves the right, in its sole discretion, to (A) increase the Offer Price, (B) waive any Offer Condition or (C) modify any of the other terms or conditions of the Offer, except that, unless otherwise provided by this Agreement, without the prior written consent of the Company, Merger Sub shall not (1) reduce the Offer Price, (2) change the form of consideration payable in the Offer (other than by adding consideration), (3) reduce the number of Shares subject to the Offer, (4) amend, alter, waive or change the Minimum Condition, (5) add to the Offer Conditions or (6) amend, alter, waive or change any of the Offer Conditions in a manner that adversely affects, or would reasonably be expected to adversely affect, any holder of Shares.

(b) The Offer shall expire at one minute after 11:59 p.m., Eastern time on the date that is 20 Business Days (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) after the commencement of the Offer (such initial expiration date and time, the “Initial Expiration Date”) or, in the event the Initial Expiration Date has been extended pursuant to and in accordance with this Agreement, the date and time to which the Offer has been so extended (the Initial Expiration Date, or such later date and time to which the Initial Expiration Date has been so extended, the “Expiration Date”). Notwithstanding anything to the contrary contained in this Agreement, but subject to the parties’ respective termination rights under Section 8.1: (i) if, as of the then-scheduled Expiration Date, any Offer Condition has not been satisfied or waived, (x) Merger Sub may, in its discretion (and without the consent of the Company or any other Person), extend the Offer on one or more occasions, for an additional period of up to 10 Business Days per extension, to permit such Offer Condition to be satisfied, and (y) absent a written request of the Company not to extend the Offer, Merger Sub shall extend the Offer for additional periods of up to 10 Business Days per extension to permit such Offer Condition to be satisfied if Merger Sub does not otherwise extend the Offer pursuant to the preceding clause (x); (ii) if, as of the then-scheduled Expiration Date, the HSR Condition has not been satisfied, Merger Sub shall extend the Offer for additional periods of up to 10 Business Days per extension to permit the HSR Condition to be satisfied; and (iii) Merger Sub shall extend the Offer for any period required by any rule, regulation, interpretation or position of the Securities and Exchange Commission (the “SEC”) or the staff thereof or the rules of the Nasdaq Global Select Market (“Nasdaq”) applicable to the Offer; provided, however, that (A) Merger Sub shall not be required to extend the Offer on more than three occasions, not to exceed an aggregate of 30 Business Days (provided that each such extension will be 10 Business Days unless the Company agrees in writing otherwise), if, as of the applicable Expiration Date, all of the Offer Conditions are satisfied or have been waived, other than the Minimum Condition and conditions which by their nature are to be satisfied at the expiration of the Offer, and (B) in no event shall Merger Sub be permitted (without the prior written consent of the Company) or required to extend the Offer beyond the earliest to occur of (x) the valid termination of this Agreement in compliance with Article VIII, and (y) the first Business Day immediately following November 19, 2023 (the “Outside Date”). Merger Sub shall not, and Parent shall cause Merger Sub not to, terminate the Offer prior to any scheduled Expiration Date without the prior written consent of the Company except if this Agreement is validly terminated pursuant to Section 8.1. If this Agreement is validly terminated pursuant to Section 8.1, Merger Sub shall, and Parent shall cause Merger Sub to, terminate the Offer promptly (and in any event within 24 hours of such termination of this Agreement), and Merger Sub shall not acquire any Shares pursuant to the Offer. If the Offer is terminated by Merger Sub, or if this Agreement is validly terminated pursuant to Section 8.1 prior to the acquisition of Shares in the Offer, Merger Sub shall, and Parent shall cause Merger Sub to, promptly (and in any event within two Business Days of such termination) return, and shall cause any depositary or other agent acting on behalf of Merger Sub to return, in accordance with Law, all Shares tendered into the Offer to the registered holders thereof.

(c) Subject to the terms and conditions of this Agreement, including the satisfaction or waiver of all of the Offer Conditions, Merger Sub shall, and Parent shall cause Merger Sub to, irrevocably accept for payment (the time of such acceptance, the “Acceptance Time”) and thereafter pay for all Shares validly tendered and not validly withdrawn pursuant to the Offer, in each case, as promptly as practicable after the Expiration Date in accordance with Section 3.3(a), provided, that with respect to Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee, Merger Sub shall be under no obligation to make any payment for such Shares unless and until such Shares are delivered in settlement or satisfaction of such guarantee.

Section 1.2 Offer Documents. As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Merger Sub shall (a) file a Schedule TO (together with all exhibits, amendments and supplements thereto, the “Schedule TO”) with respect to the Offer, which shall contain or shall incorporate by reference Merger Sub’s offer to purchase the Shares pursuant to the Offer (the “Offer to Purchase”) and forms of the related letter of transmittal and form of summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all exhibits, amendments and supplements thereto, the “Offer

Documents”) and (b) cause the Offer Documents to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities Law. The Company shall promptly supply Parent and Merger Sub in writing, for inclusion in the Offer Documents, all information concerning the Company required under the Exchange Act to be included in the Offer Documents. Each of Parent, Merger Sub and the Company agrees to (x) promptly correct (i) any information provided by it for use in the Offer Documents if and to the extent that such information shall have become false or misleading in any material respect, and (ii) any material omissions therefrom, and each of Parent and Merger Sub further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case as and to the extent required by applicable federal securities Law and (y) use reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Offer Documents or the Offer, which response may entail amendments to the Offer Documents. The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents. Parent and Merger Sub shall not file or mail the Offer Documents prior to receiving the written consent of the Company, such consent not to be unreasonably withheld, conditioned or delayed. In addition, Parent agrees to provide the Company and its counsel any comments, whether written or oral, that Parent may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments, and any written or oral responses thereto. Parent and Merger Sub shall not respond to the SEC prior to the Company having a reasonable opportunity to review and comment upon such responses and shall provide the Company and its counsel a reasonable opportunity to participate in any discussions or meetings with the SEC related to the Offer Documents or the Offer.

Section 1.3 Company Actions.

(a) The Company hereby consents to the Offer and, subject to Section 6.2, to the inclusion in the Offer Documents of the Company Board Recommendation.

(b) As promptly as reasonably practicable on the date of filing by Parent and Merger Sub of the Offer Documents, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (such Schedule 14D-9, together with all exhibits, amendments and supplements thereto, the “Schedule 14D-9”), which shall reflect that the Merger is governed by Section 251(h) of the DGCL, shall, subject to Section 6.2, contain the Company Board Recommendation and the fairness opinion delivered by Centerview Partners, and shall provide each of the holders of Shares with the notice contemplated by Section 262(d)(2) of the DGCL with respect to the Merger. The Schedule 14D-9 shall include as an exhibit an Information Statement pursuant to Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder. Prior to such filing and dissemination, the Company shall set the Stockholder List Date as the record date for the purpose of providing the notice required by Section 262(d)(2) of the DGCL. The Company shall cause the Schedule 14D-9 to be disseminated to the holders of Shares, as and to the extent required by applicable federal securities Law. Each of the Company, Parent and Merger Sub agrees to (x) promptly correct any information provided by it for use in the Schedule 14D-9 if and to the extent that such information shall have become false or misleading in any material respect and (y) correct material omissions therefrom, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities Law. Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 and any amendments thereto prior to the filing thereof with the SEC and, other than in connection with the determination by the Company Board or a committee thereof that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, notice of an Adverse Recommendation Change or an Adverse Recommendation Change, the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel. In addition, the Company agrees to provide Parent, Merger Sub and their counsel any comments, whether written or oral, that the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments, and any written or oral responses thereto. Other than in connection with the determination by the Company Board or a committee thereof that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, notice of an Adverse Recommendation Change or an Adverse Recommendation Change, Parent, Merger Sub and their counsel shall be given a reasonable opportunity to review and comment upon such responses and the Company shall give due consideration to all reasonable additions, deletions or changes suggested thereto by Parent, Merger Sub and their counsel.

(c) In connection with the Offer, the Company shall cause its transfer agent promptly (but in any event within five Business Days following the date hereof) to furnish Parent and Merger Sub with security position listings, any non-objecting beneficial owner lists and any available listings or computer files containing the names and addresses of the record holders of Shares as of the most recent practicable date and shall furnish Parent and Merger Sub with such additional available information (including, but not limited to, periodic updates of such information) and such other assistance as Parent, Merger Sub or their agents or representatives may reasonably request in communicating the Offer to the record and beneficial holders of Shares. The date of the list used to determine the Persons to whom the Offer Documents and Schedule 14D-9 are first disseminated, the “Stockholder List Date”.

ARTICLE II

THE MERGER

Section 2.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company. Following the Merger, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

Section 2.2 Closing. The closing of the Merger (the “Closing”) shall take place remotely via electronic exchange of required Closing documentation in lieu of an in-person Closing at 10:00 a.m., Eastern time, on the second Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of those conditions), or at such other date, time or place as is agreed to in writing by Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.3 Effective Time. Upon the terms and subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file, in form and substance reasonably acceptable to Parent and the Company, a certificate of merger or, if applicable, a certificate of ownership and merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such other time as Parent and the Company shall agree in writing and shall specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 2.4 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the relevant provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 2.5 Merger Without Meeting of Stockholders. The Merger shall be governed by Section 251(h) of the DGCL. The parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable following the consummation of the Offer without a meeting of stockholders of the Company, in accordance with Section 251(h) of the DGCL.

Section 2.6 Certificate of Incorporation; Bylaws.

(a) At the Effective Time, by virtue of the Merger, and without any further action on the part of the Company and Merger Sub, the certificate of incorporation of the Company shall be amended in its entirety to read as set forth in Exhibit B hereto, and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law.

(b) At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Company shall be amended in their entirety to read as the bylaws of Merger Sub as in effect immediately prior to the Effective Time, except that all references therein to Merger Sub shall be automatically amended and shall become references to the Surviving Corporation, and, as so amended, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms, the certificate of incorporation of the Surviving Corporation and as provided by applicable Law.

Section 2.7 Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation from and after the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 2.8 Officers. The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation from and after the Effective Time until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

ARTICLE III

EFFECT ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES

Section 3.1 Conversion of Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of capital stock of the Company, Parent or Merger Sub:

(a) Each Share issued and outstanding immediately prior to the Effective Time (other than (i) any Excluded Shares and (ii) any Dissenting Shares) shall thereupon be converted automatically into and shall thereafter represent the right to receive the Offer Price in cash, without interest, and subject to deduction for any required withholding Tax (the “Merger Consideration”). As of the Effective Time, all Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and shall thereafter only represent the right to receive the Merger Consideration to be paid in accordance with Section 3.3, without interest.

(b) Each Share held in the treasury of the Company or owned, directly or indirectly, by Parent or Merger Sub immediately prior to the Effective Time (collectively, “Excluded Shares”) shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(c) Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall automatically be converted into and become one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(d) If at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company, or securities convertible into or exchangeable into or exercisable for shares of such capital stock, shall occur as a result of any reclassification, recapitalization, stock split (including a reverse stock split) or subdivision or combination, exchange or readjustment of shares, or any stock dividend or stock distribution with a record date during such period (excluding, in each case, normal quarterly cash dividends), merger or other similar transaction, the Merger Consideration shall be equitably adjusted so as to provide Parent and the holder of Shares the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing in this Section 3.1(d) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.

Section 3.2 Treatment of Options.

(a) At the Effective Time, each option (each, a “Company Stock Option”) to purchase Shares granted under any Company Stock Plan, whether vested or unvested, that is outstanding immediately prior to the Effective Time shall automatically be cancelled and, in exchange therefor, the Surviving Corporation shall pay to each former holder of any such cancelled Company Stock Option as soon as practicable following the Effective Time an amount in cash (without interest, and subject to deduction for any required withholding Tax) equal to the product of (i) the excess of the Merger Consideration over the exercise price per Share under such Company Stock Option and (ii) the number of Shares subject to such Company Stock Option; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be automatically cancelled without any cash payment being made in respect thereof and shall have no further force or effect.

(b) The Company shall take all actions necessary to ensure that, as of the Effective Time, (i) the Company Stock Plans and the Company ESPP shall terminate and (ii) no holder of a Company Stock Option or any participant in any Company Stock Plan or any other employee incentive or benefit plan, program or arrangement or any non-employee director plan maintained by the Company shall have any rights to acquire, or other rights in respect of, the capital stock of the Company, the Surviving Corporation or any of their Subsidiaries, except the right to receive the payment contemplated by Section 3.2(a) in cancellation and settlement thereof.

(c) Subject to Section 3.4, Parent shall cause the Surviving Corporation to make all payments to former holders of Company Stock Options required under this Section 3.2 through the Surviving Corporation’s payroll or, with respect to non-employees, accounts payable, by no later than 15 Business Days following the Closing Date. Alternatively, and in the sole discretion of Parent, Parent may make such payments or deposit with the Paying Agent an amount necessary to make such payments.

Section 3.3 Exchange and Payment.

(a) Prior to the Acceptance Time, Parent shall designate a bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as agent for the holders of Shares to receive the funds to which holders of such Shares shall become entitled pursuant to Section 1.1(c) and to act as agent for the holders of Shares to receive the funds to which holders of such shares shall become entitled pursuant to Section 3.1(a). The Paying Agent agreement pursuant to which Parent shall appoint the Paying Agent shall be in form and substance reasonably acceptable to the Company. Parent shall pay, or shall cause to be paid, all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares contemplated by this Article III. At or promptly following the Acceptance Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, cash sufficient to make payment of the cash consideration payable pursuant to Section 1.1(c) and Section 3.1(a) (together, the “Payment Fund”). The Payment Fund shall not be used for any other purpose except as otherwise provided in this Agreement.

(b) As soon as reasonably practicable after the Effective Time (and in no event later than two Business Days after the Effective Time), the Surviving Corporation shall cause the Paying Agent to mail to each holder of record of a certificate (“Certificates”) that immediately prior to the Effective Time represented outstanding Shares that were converted into the right to receive the Merger Consideration (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates held by such Person shall pass, only upon proper delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of such Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as the Paying Agent may reasonably require, the holder of such Certificate shall be entitled to receive in exchange for the Shares formerly represented by such Certificate (other than Excluded Shares and Dissenting Shares) the Merger Consideration for each such Share, and the Certificate so surrendered shall forthwith be cancelled. Promptly after the Effective Time and in any event not later than the third Business Day thereafter, Parent and the Surviving Corporation shall cause the Paying Agent to issue and send to each holder of uncertificated Shares represented by book entry (“Book-Entry Shares”), other than with respect to Excluded Shares and Dissenting Shares, a check or wire transfer for the amount of cash that such holder is entitled to receive pursuant to Section 3.1(a) in respect of such Book-Entry Shares, without such holder being required to deliver a Certificate or an executed letter of transmittal to the Paying Agent, and such Book-Entry Shares shall then be automatically cancelled. No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration.

(c) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate or Book-Entry Share is registered, it shall be a condition of payment that such Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer or such Book-Entry Share shall be properly transferred and that the Person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of such Certificate or Book-Entry Share or shall have established to the satisfaction of the Paying Agent that such Tax is not applicable.

(d) Until surrendered as contemplated by this Section 3.3, each Certificate or Book-Entry Share shall be deemed after the Effective Time to represent only the right to receive the Merger Consideration payable in respect thereof, pursuant to this Article III, without any interest thereon.

(e) All cash paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares formerly represented by such Certificates or Book-Entry Shares. At the Effective Time, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of the Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for transfer or transfer is sought for Book-Entry Shares, such Certificates or Book-Entry Shares shall be cancelled and exchanged as provided in this Article III, subject to applicable Law in the case of Dissenting Shares.

(f) The Paying Agent shall invest any cash included in the Payment Fund as directed by Parent, on a daily basis; provided that (i) no such investment will relieve Parent or the Paying Agent from making the payments required by this Article III and (ii) no such investment will have maturities that could prevent or delay payments to be made pursuant to this Agreement. Any interest or other income resulting from such investments shall be paid to Parent, upon demand. No loss incurred with respect to such investments will decrease the amounts payable pursuant to this Agreement. In the event that the amount of cash held by the Paying Agent is insufficient to pay the aggregate cash consideration payable pursuant to Section 1.1(c) and Section 3.1(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount which is equal to the deficiency in the amount required to make all such payment pursuant to Section 1.1(c) and Section 3.1(a).

(g) None of Parent, the Surviving Corporation, the Paying Agent or any other Person shall be liable to any Person in respect of any portion of the Payment Fund properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Payment Fund remaining unclaimed by holders at such time at which such amounts would otherwise escheat to or become the property of any Governmental Entity shall become, to the extent permitted by applicable Law, the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(h) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in such customary amount as Parent or the Paying Agent may determine is reasonably necessary as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect thereof pursuant to this Agreement.

(i) Any portion of the Merger Consideration made available to the Paying Agent pursuant to Section 3.1(a) to pay for Shares for which appraisal rights have been perfected as described in Section 3.5 shall be returned to Parent, upon demand; provided that the parties hereto acknowledge that, notwithstanding anything to the contrary in this Agreement, Parent shall not be required under this Section 3.3 or otherwise to deposit with the Paying Agent any cash to pay Merger Consideration with respect to Shares as to which its holder has purported to deliver a notice or demand of appraisal that has not been withdrawn prior to the Closing Date.

(j) Any portion of the Payment Fund (and any interest or other income earned thereon) that remains undistributed to the holders of Certificates or Book-Entry Shares six months after the Effective Time shall be delivered to Parent or its designated Affiliate, upon demand, and any remaining holders of Certificates or Book-Entry Shares (except to the extent representing Excluded Shares or Dissenting Shares) shall thereafter look only to Parent and the Surviving Corporation as general creditors thereof for payment of the Merger Consideration (subject to abandoned property, escheat or other similar Laws), without interest.

Section 3.4 Withholding Rights. Parent, Merger Sub, the Surviving Corporation and the Paying Agent shall each be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable to any holder of Shares, Company Stock Options pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign applicable Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Parent, Merger Sub, the Surviving Corporation and the Paying Agent, as the case may be, shall properly remit any amount so deducted and withheld to the appropriate Governmental Entity.

Section 3.5 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such Shares pursuant to Section 262 of the DGCL (“Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration, unless and until such holder shall have failed to perfect, or shall have effectively withdrawn or lost, such holder’s right to appraisal under the DGCL. Dissenting Shares shall be treated in accordance with Section 262 of the DGCL. If any such holder fails to perfect or withdraws or loses any such right to appraisal, each such Share of such holder shall thereupon be converted into and become exchangeable only for the right to receive, as of the later of the Effective Time and the time that such right to appraisal has been irrevocably lost, withdrawn or expired, the Merger Consideration in accordance with Section 3.1(a). The Company shall provide prompt notice to Parent of any written demands for appraisal of any Shares, attempted withdrawals of such written notices or written demands and any other written instruments received by the Company relating to rights to appraisal, and Parent shall have the right to participate in and direct all negotiations and proceedings with respect to such demands (provided, that such direction may not result in a binding obligation on the part of the Company that is effective prior to the Effective Time). The Company shall not, without the prior written consent of Parent, make any payment with respect to, settle or offer to settle, or approve any withdrawal of any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section or subsection of the disclosure letter delivered by the Company to Parent immediately prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Company Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement (notwithstanding the absence of a specific cross reference) with respect to which such matter is relevant so long as the relevance of such information to such section or subsection of this Agreement is reasonably apparent from such disclosure or the context in which such disclosure is made) and (ii) as disclosed in the Company SEC Documents publicly filed or furnished since June 25, 2021 and at least one Business Day prior to the date of this Agreement (provided, that (x) in no event shall any information in the “Risk Factors” or “Forward-Looking Statements” sections of such Company SEC Documents or any other forward-looking statements in such Company SEC Documents be deemed to be an exception to or disclosure for the purposes of the Company’s representations and warranties contained in this Article IV and (y) clause (ii) shall not apply to any representations and warranties set forth in Sections 4.2 or 4.4), the Company represents and warrants to Parent and Merger Sub as follows:

Section 4.1 Organization, Standing and Power.

(a) Each of the Company and its Subsidiaries (i) is an entity duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its organization, (ii) has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted and (iii) is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the nature of its business or the ownership, leasing or operation of its properties makes such qualification or licensing necessary, except in the case of clause (iii), where the failure to be so qualified or licensed or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b) The Company has previously made available to Parent true and complete copies of the Company’s certificate of incorporation (the “Company Charter”), the Company’s bylaws (the “Company Bylaws”) and the certificate of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries, in each case as amended as of the date of this Agreement, and each as so delivered is in full force and effect. Except as, individually or in the aggregate, would not reasonably be expected to be material to the Company, the Company is not in violation of any provision of the Company Charter or Company Bylaws, and the Company’s Subsidiaries are not in violation of any of their respective certificates of incorporation or bylaws (or comparable organizational documents).

Section 4.2 Capital Stock.

(a) The authorized capital stock of the Company consists of 300,000,000 Shares and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Company Preferred Stock”). As of the close of business on November 18, 2022 (the “Measurement Date”), (i) 33,841,229 Shares (excluding treasury Shares) were issued and outstanding (including zero (0) Shares issued under the Company ESPP), (ii) no Shares were held by the Company in its treasury, (iii) no shares of Company Preferred Stock were issued and outstanding and no shares of Company Preferred Stock were held by the Company in its treasury, (iv) 8,069,144 Shares were reserved for issuance pursuant to the Company Stock Plans (of which 5,156,814 shares were subject to outstanding Company Stock Options with a weighted average exercise price of $11.4125), and (v) 685,317 Shares were reserved for issuance pursuant to the Company ESPP, of which up to 10,352 are, or by November 30, 2022 will be, issuable pursuant to the exercise of then outstanding purchase rights under the Company ESPP at a discount of no more that 85% from the closing price per Share on the first or last day of the relevant offering period. All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, duly authorized, validly issued, fully paid and nonassessable. Neither the Company nor any of its Subsidiaries has outstanding any bonds, debentures, notes or other similar obligations having the right to vote (or convertible into, or exchangeable or exercisable for, securities having the right to vote) on any matters on which the stockholders of the Company or such Subsidiary may vote. Except as set forth above in this Section 4.2(a) and except for changes since the close of business on the Measurement Date resulting from the exercise of Company Stock Options described in Section 4.2(c), there are no outstanding (A) shares of capital stock or other voting securities or equity interests of the Company, (B) securities of the

Company or any of its Subsidiaries convertible into or exchangeable or exercisable for shares of capital stock of the Company or other voting securities or equity interests of the Company or any of its Subsidiaries, (C) stock appreciation rights, “phantom” stock rights, performance units, interests in or rights to the ownership or earnings of the Company or any of its Subsidiaries or other equity equivalent or equity-based awards or rights, (D) subscriptions, options, warrants, calls, commitments, Contracts or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock of the Company or any of its Subsidiaries, voting securities, equity interests or securities convertible into or exchangeable or exercisable for capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries or rights or interests described in the preceding clause (C) or (E) obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any such securities or to issue, grant, deliver or sell, or cause to be issued, granted, delivered or sold, any such securities.

(b) All outstanding shares of capital stock of the Company are, and all shares reserved for issuance will be, when issued, not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Company Charter, the Company Bylaws or any Contract to which the Company is a party or is otherwise bound. No shares of capital stock of the Company are owned by any Subsidiary of the Company. All outstanding shares of capital stock and other voting securities or equity interests of each Subsidiary of the Company have been duly authorized and validly issued, are fully paid, nonassessable and not subject to, or issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, certificate of incorporation or bylaws (or similar organizational documents) of such Subsidiary or any Contracts to which such Subsidiary is a party or is otherwise bound. All outstanding shares of capital stock and other voting securities or equivalent equity interests of each such Subsidiary are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all pledges, claims, liens, charges, options, rights of first refusal, encumbrances and security interests of any kind or nature whatsoever (including any limitation on voting, sale, transfer or other disposition or exercise of any other attribute of ownership) (collectively, “Liens”), other than transfer and other restrictions under applicable securities Laws. There are no stockholder agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party or of which the Company has knowledge with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of the Company or any of its Subsidiaries.

(c) Section 4.2(c) of the Company Disclosure Letter sets forth a true and complete list of all holders, as of the close of business on the Measurement Date, of outstanding Company Stock Options and other similar rights to purchase or receive Shares or similar rights granted under the Company Stock Plans or otherwise, but excluding rights under the Company ESPP (collectively, “Company Stock Awards”), indicating as applicable, with respect to each Company Stock Award then outstanding, the type of award granted, the number of Shares subject to such Company Stock Award, the Company Stock Plan under which such Company Stock Award was granted, the date of grant, exercise or purchase price, and the expiration date thereof. The exercise price of each Company Stock Option is no less than the fair market value of a Share as determined on the date of grant of such Company Stock Option. The Company has made available to Parent true and complete copies of all Company Stock Plans and the forms of all stock option award agreements evidencing outstanding Company Stock Options. All Company Stock Options can be involuntarily cancelled without the award holder’s consent upon the consummation of the Merger (including any options that have an exercise price equal to or greater than the Merger Consideration, and therefore with respect to which no payment will be made in connection with such cancellation). The Company has a number of Shares reserved for issuance equal to at least the number of Company Stock Awards outstanding and any equity or equity-based awards that may be issued by the Company pursuant to the Company Stock Plans following the date of this Agreement and before the Closing Date pursuant to and in accordance with the terms of this Agreement. All Company Stock Awards were granted in accordance with the Company Stock Plans, all applicable Law, and all applicable securities exchange rules. All Company Stock Awards are evidenced by written award agreements substantially in the forms that have been made available to Parent prior to the date hereof. Each Company Stock Option has a grant date identical to or following the date on which the Company Board or compensation committee thereof actually awarded such Company Stock Option.

Section 4.3 Subsidiaries. Section 4.3 of the Company Disclosure Letter sets forth a true and complete list of each Subsidiary of the Company, including its jurisdiction of incorporation or formation. Except for the shares of capital stock of, or other equity or voting interests in, its Subsidiaries, the Company does not own, directly or indirectly, any equity, membership interest, partnership interest, joint venture interest, or other equity or voting interest in, or any interest convertible into, exercisable or exchangeable for any of the foregoing, nor is it under any current or prospective obligation to form or participate in, provide funds to, make any loan, capital contribution, guarantee, credit enhancement or other investment in, or assume any liability or obligation of, any Person, other than guarantees by the Company of any Indebtedness or other obligations of any Subsidiary of the Company.

Section 4.4 Authority.

(a) Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, the Company has all necessary corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

(b) The Company Board, at a meeting duly called and held at which all directors of the Company were present, duly and unanimously adopted resolutions (i) determining that the terms of this Agreement, the Offer, the Merger and the other transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer and the Merger, and determining and resolving that the Merger is governed by Section 251(h) of the DGCL, and (iii) resolving to recommend that the Company’s stockholders accept the Offer and tender their shares pursuant to the Offer (such recommendation, the “Company Board Recommendation”), which resolutions have not been subsequently rescinded, modified or withdrawn in any way as of the date of this Agreement.

(c) Assuming the transactions contemplated by this Agreement are consummated in accordance with Section 251(h) of the DGCL, no vote or consent of the holders of Shares or other securities of the Company is required to authorize this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby.

Section 4.5 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by the Company does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by the Company with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of the Company or any of its Subsidiaries under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the Company Charter or Company Bylaws, or the certificate of incorporation or bylaws (or similar organizational documents) of any Subsidiary of the Company, (ii) any material bond, debenture, note, mortgage, indenture, guarantee, license, lease, purchase or sale order or other legally binding contract, commitment, agreement, instrument, obligation, arrangement, understanding, undertaking, permit, concession or franchise, whether oral or written (each, including all amendments thereto, a “Contract”) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 4.5(b), any federal, state, local or foreign law (including common law), statute, ordinance, rule, code, regulation, order, judgment, injunction, decree or other legally enforceable requirement enacted, adopted, promulgated or applied by a Governmental Entity (collectively, “Law”) or any rule or regulation of Nasdaq, in each case, applicable to the Company or any of its Subsidiaries or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, except, in the case of each of clauses (ii) and (iii) above, as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any federal, state, local or foreign government or subdivision thereof or any other governmental, administrative, judicial, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body (excluding, for the avoidance of doubt, any institutional review boards or ethics committees) (each, a

“Governmental Entity”) is required by or with respect to the Company or any of its Subsidiaries in connection with the execution, delivery and performance of this Agreement by the Company or the consummation by the Company of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (ii) compliance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) compliance with the applicable requirements of Nasdaq and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

Section 4.6 SEC Reports; Financial Statements.

(a) The Company has filed with or furnished to the SEC on a timely basis all forms, reports, schedules, statements and other documents required to be filed with or furnished to the SEC by the Company since June 25, 2021 (all such documents, together with all exhibits and schedules to the foregoing materials and all information incorporated therein by reference in accordance with applicable SEC regulations, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents complied as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), as the case may be, including, in each case, the rules and regulations promulgated thereunder, and none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, in each case when filed or furnished, or with respect to any proxy statement filed pursuant to the Exchange Act, on the date of the applicable meeting.

(b) The financial statements (including the related notes and schedules thereto) included (or incorporated by reference) in the Company SEC Documents (i) have been prepared in a manner consistent with the books and records of the Company and its Subsidiaries, (ii) have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) as in effect in the United States on their respective filing dates (except, in the case of unaudited interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), (iii) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, in each case in effect as of their respective filing dates and (iv) fairly present (except as may be indicated in the notes thereto) in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof and their respective consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to normal and recurring year-end audit adjustments and to any other adjustments described therein), all in accordance with GAAP and the applicable published rules and regulations promulgated by the SEC. Since January 1, 2019, the Company has not made any change in the accounting practices or policies applied in the preparation of its financial statements, except as required by GAAP, SEC rule or policy or applicable Law. The books and records of the Company and its Subsidiaries have been since the Company and its Subsidiaries became issuers, and are being, maintained in all material respects in accordance with GAAP (to the extent applicable) and any other applicable legal and accounting requirements.

(c) The Company has designed and maintains a system of internal control over financial reporting (as defined in Rules 13a–15(f) and 15d–15(f) of the Exchange Act) as required by Rule 13a-15 under the Exchange Act and sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has designed and maintains “disclosure controls and procedures” (as defined in Rules 13a–15(e) and 15d–15(e) of the Exchange Act) (i) designed to provide reasonable assurances that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported to the individuals responsible for preparing such reports within the time periods specified in the SEC’s rules and forms, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer and principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports, and (ii) that provide reasonable assurance that transactions and dispositions of the assets of the Company and its Subsidiaries are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Company and its Subsidiaries are being made only in accordance with authorizations of the Company’s management and directors. Since June 25, 2021, neither the Company, nor, to the knowledge of the Company, its auditors, has identified or been made aware of (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since June 25, 2021, any material change in internal control over financial reporting required to be disclosed in any Company SEC Document has been so disclosed.

(d) Since January 1, 2019, (i) neither the Company nor any of its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that the Company or any of its Subsidiaries has engaged in questionable accounting or auditing practices and (ii) no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by the Company or any of its Subsidiaries or any of their respective officers, directors, employees or agents to the Company Board or any committee thereof or to any director or officer of the Company or any of its Subsidiaries.

(e) As of the date of this Agreement, there are no outstanding or unresolved comments in the comment letters received from the SEC staff with respect to the Company SEC Documents. To the knowledge of the Company, none of the Company SEC Documents is subject to ongoing review or outstanding SEC comment or investigation. The Company has delivered, or otherwise made available through filings with the SEC, to Parent true, correct and complete copies of all comment letters received by the Company since June 25, 2021 relating to the Company SEC Documents, together with all written responses of the Company thereto.

(f) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or such Subsidiary’s Company SEC Documents.

(g) The Company is in compliance in all material respects with (i) the provisions of the Sarbanes-Oxley Act and (ii) the rules and regulations of Nasdaq, in each case, that are applicable to the Company. No Subsidiary of the Company is required to file any form, report, schedule, statement or other document with the SEC.

Section 4.7 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (including as a result of COVID-19 or any COVID-19 Measures), whether accrued, absolute, contingent or otherwise, that would be required to be recorded or reflected on a balance sheet under GAAP (or the notes thereto), except (a) for liabilities or obligations disclosed in, or accrued or reserved against, the unaudited consolidated balance sheet (or the notes thereto) of the Company and its Subsidiaries as of September 30, 2022 included in the Quarterly Report on Form 10 Q filed by the Company with the SEC on November 9, 2022 (without giving effect to any amendment thereto filed on or after the date hereof), (b) for performance or compliance obligations under the terms of any Contract to which the Company or any of its Subsidiaries is a party or by which it is bound (and which do not arise from any failure by the Company or any of its Subsidiaries to perform or comply with such Contract) and that has been made available to Parent, (c) for liabilities and obligations incurred in the Ordinary Course of Business since September 30, 2022 that, individually or in the aggregate would not reasonably be expected to be material to the Company, taken as a whole, and (d) liabilities or obligations incurred as a result of this Agreement, or in connection with the transactions contemplated hereby.

Section 4.8 Certain Information. The Schedule 14D-9 will not, at the time it is first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Schedule 14D-9 will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in any of the Offer Documents will, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference therein.

Section 4.9 Absence of Certain Changes or Events. Since January 1, 2022 through the date of this Agreement: (a) the Company and its Subsidiaries have conducted their businesses only in the Ordinary Course of Business; (b) there has not been any change, event or development or prospective change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect; and (c) neither the Company nor any of its Subsidiaries has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.1(a), Section 6.1(c), Section 6.1(d), Section 6.1(e), Section 6.1(f), Section 6.1(l), Section 6.1(m), Section 6.1(n), Section 6.1(r) and Section 6.1(t).

Section 4.10 Litigation. There is no material action, suit, claim, arbitration, investigation, inquiry, grievance or other proceeding (each, an “Action”) pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or any present or former officer, director or employee of the Company or any of its Subsidiaries in such individual’s capacity as such. Neither the Company nor any of its Subsidiaries nor any of their respective properties or assets is subject to any material outstanding judgment, order, injunction, rule or decree issued by any Governmental Entity. There is no Action pending or, to the knowledge of the Company, threatened seeking to prevent, hinder, modify, delay or challenge the Offer, the Merger or any of the other transactions contemplated by this Agreement. There is no Action by the Company or any of its Subsidiaries pending, or which the Company or any of its Subsidiaries has commenced preparations to initiate, against any other Person.

Section 4.11 Compliance with Laws. The Company and each of its Subsidiaries are presently and, at all times since January 1, 2019 have been, in compliance in all material respects with all Laws applicable to their businesses, operations, properties or assets (including the Products). Neither the Company nor any of its Subsidiaries has received, at any time since January 1, 2019, a written notice or other written communication alleging a material violation of or material non-compliance with any Law applicable to their businesses, operations, properties or assets (including the Products). The Company and each of its Subsidiaries have in effect all material permits, licenses, variances, exemptions, approvals, authorizations, consents, operating certificates, franchises, orders and approvals (collectively, “Permits”) of all Governmental Entities necessary or advisable for them to own, lease or operate their properties and assets and to carry on their businesses and operations as now conducted, and there is no default or breach under any Permit by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party that would reasonably be expected to result in a revocation, non-renewal, adverse modification or cancellation of any such Permit where such revocation, non-renewal, adverse modification or cancellation would be material to the Company and its Subsidiaries taken as a whole. Since January 1, 2019, neither the Company nor any of its Subsidiaries has entered into any material agreement or settlement with any Governmental Entity with respect to its alleged material noncompliance with, or violation of, any applicable Law. Since January 1, 2019, the Company and each of its Subsidiaries have timely filed all regulatory reports, schedules, statements, documents, filings, submissions, forms, registrations and other documents, together with any amendments required to be made with respect thereto, that each was required to file with any Governmental Entity, including state health and regulatory authorities and any applicable federal regulatory authorities, and have timely paid all fees and assessments due and payable in connection therewith except as would not reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

Section 4.12 Benefit Plans.

(a) Section 4.12(a) of the Company Disclosure Letter contains a true and complete list of each material Company Plan, and separately identifies each PEO Plan. For purposes of this Agreement, “Company Plan” means each “employee benefit plan” (within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), whether or not subject to ERISA), and each stock purchase, stock option, phantom stock or other equity-based plan, severance, employment, collective bargaining, change-in-control, fringe benefit, bonus, incentive, retention, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care and each other employee benefit and compensation plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether formal or informal, written or oral, under which any current or former Service Provider (or any of their dependents) has any present or future right to compensation or benefits or the Company or its Subsidiaries sponsors, maintains, administers or is making contributions to or has any present or future, direct or indirect liability or obligation (contingent or otherwise) or with respect to which it is otherwise bound. The Company has provided or made available to Parent a current, accurate and complete copy of each Company Plan, or if such Company Plan is not in written form or is a PEO Plan, a written summary of all of the material terms of such Company Plan. With respect to each Non-PEO Plan, the Company has furnished or made available to Parent a current, accurate and complete copy of, to the extent applicable: (i) any related trust agreement or other funding instrument, (ii) the most recent determination letter of the Internal Revenue Service (the “IRS”), (iii) the most recent summary plan description, any summaries of material modifications, and other similar material written communications to the employees of the Company or its Subsidiaries concerning the extent of the benefits provided under a Company Plan, (iv) for the three most recently completed years (A) the Form 5500 and attached schedules, (B) audited financial statements, and (C) actuarial valuation reports, (v) all material, non-routine correspondence received from or provided to any Governmental Entity relating to such Non-PEO Plan in the past three years, and (vi) all current employee handbooks and material policies.

(b) Except as set forth on Section 4.12(b) of the Company Disclosure Letter, neither the Company, its Subsidiaries or any member of their Controlled Group (defined as any organization which is a member of a controlled, affiliated or otherwise related group of entities within the meaning of Code Sections 414(b), (c), (m) or (o)), nor any predecessor of any such entity, has ever sponsored, maintained, administered, contributed to or been required to contribute to or incurred, or would reasonably be expected to have, any liability (contingent or otherwise) with respect to: (i) a “multiemployer plan” (within the meaning of ERISA section 3(37)), (ii) an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA that is subject to Title IV of ERISA or Section 412 of the Code, or (iii) a “multiple employer plan” as defined in Section 413 of the Code.

(c) With respect to the Company Plans:

(i) each Non-PEO Plan, and, to the knowledge of the Company, each PEO Plan has been maintained, operated and administered in compliance with its terms and in all material respects in compliance with the applicable provisions of ERISA and the Code and all other applicable legal requirements;

(ii) all contributions required to be made under the terms of any Non-PEO Plan, and, to the knowledge of the Company, any PEO Plan have been timely made;

(iii) each Company Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory and/or opinion letter, as applicable, from the IRS that it is so qualified and, to the knowledge of the Company, nothing has occurred and no facts or circumstances exist that would reasonably be expected to result in the loss of the qualified status of such Company Plan;

(iv) there is no Action (including any investigation, audit or other administrative proceeding) by the Department of Labor, the Pension Benefit Guaranty Corporation, the IRS or any other Governmental Entity or by any Participant or beneficiary pending, or to the knowledge of the Company, threatened, relating to any Non-PEO Plan, or, to the knowledge of the Company, any PEO Plan, any fiduciaries thereof with respect to their duties to the applicable Company Plans or the assets of any of the trusts under any of the Company Plans (other than routine claims for benefits) nor are there any facts or circumstances that exist that could reasonably give rise to any such actions;

(v) the Company and its Subsidiaries do not maintain any Non-PEO Plan, or, to the knowledge of the Company, any PEO Plan, that is a “group health plan” (as such term is defined in Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of Section 601, et seq. of ERISA and Section 4980B(b) of the Code and the Patient Protection and Affordable Care Act, and the Company and its Subsidiaries are not subject to any liability, including additional contributions, fines, assessable payments, penalties or loss of Tax deduction as a result of such administration and operation;

(vi) the obligations of all Non-PEO Plans that provide medical, dental, vision or similar benefits are fully insured through a bona fide third-party insurer;

(vii) none of the Company Plans currently provides, or reflects or represents any liability to provide, post-employment or retiree welfare benefits to any person for any reason, except as may be required by Section 601, et seq.of ERISA and Section 4980B(b) of the Code or other applicable similar Law regarding health care coverage continuation, for which the Participant pays the full cost of such coverage; and

(viii) with respect to each Company Plan that is not subject exclusively to United States Law (a “Non-U.S. Benefit Plan”): (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by applicable Law or by the terms of such Non-U.S. Benefit Plan or pursuant to any other contractual obligation (including contributions to all mandatory provident fund schemes) have been timely made in accordance with applicable Law; (ii) from and after the Effective Time, such funds, accruals or reserves under the Non-U.S. Benefit Plans shall be used exclusively to satisfy benefit obligations accrued under such Non-U.S. Benefit Plans or else shall remain or revert to Parent and its Affiliates in accordance with the terms of such Non-U.S. Benefit Plan or applicable Law; and (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

(d) The execution and delivery of this Agreement and the consummation of the Merger will not, either alone or in combination with any other event, (A) entitle any current or former employee, officer, director, consultant or individual independent contractor of the Company or any Subsidiary to severance pay, unemployment compensation or any other similar termination payment, or any other compensatory payment, including any bonus, retention, retirement or other benefit, (B) accelerate the time of payment or vesting, or increase the amount of or otherwise enhance any benefit due any such employee, officer, director or consultant, (C) limit or restrict the right of Parent or any of its Affiliates (including, after the Closing, the Company or any Subsidiary) to merge, amend or terminate any Company Plan, or (D) result in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code.

(e) Each Company Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code subject to Section 409A of the Code has been operated and maintained in compliance with Section 409A of the Code and the regulations and other administrative guidance promulgated thereunder. No Participant is entitled to any gross-up, make-whole or other additional payment from the Company or any of its Subsidiaries in respect of any Tax (including Federal, state, local or foreign income, excise or other Taxes (including Taxes imposed under Section 409A or 4999 of the Code)) or interest or penalty related thereto.

(f) There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries or their respective Affiliates relating to, or change in employee participation or coverage under, any Company Plan that would materially increase the expense of maintaining such Company Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(g) Neither the Company nor any of its Subsidiaries has amended its Company Plans in response to COVID-19. Neither the Company nor any of its Subsidiaries has experienced a partial plan termination as the result of any employee reductions.

(h) For purposes of this Agreement, “Participant” shall mean current or former director, officer, employee, contractor or consultant of the Company or any of its Subsidiaries.

Section 4.13 Labor Matters.

(a) The Company has made available an accurate and complete list of each Service Provider as of the date hereof, and for each such individual, has made available the following information, as applicable: (i) title or position held, (ii) work location, (iii) date of hire or commencement of service (or other service crediting date, if applicable), (iv) whether paid on an hourly, salary, commission or other basis and whether classified as exempt or non-exempt from the Fair Labor Standards Act, (v) annual salary or hourly rate (or other manner of compensation), (vi) most recent annual bonus received and current annual bonus opportunity, and (vii) whether active or on leave (and if on leave, the nature of the leave and expected return date). Each employee set forth on the above-described list is terminable at-will. Ten days prior to the Closing Date, the Company shall provide Parent with an accurate and complete revised version of the information described in this Section 4.13(a), updated as of such date.

(b) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws relating to labor and employment, including, without limitation, those relating to wages, hours, collective bargaining, unemployment compensation, workers compensation, equal employment opportunity, discrimination, immigration control, employee classification, information privacy and security, payment and withholding of taxes and continuation coverage with respect to group health plans. During the preceding three years, there has not been, and as of the date of this Agreement there is not pending or, to the knowledge of the Company, threatened, any labor dispute, work stoppage, labor strike, lockout, slowdown or similar organized labor activity against the Company or any of its Subsidiaries by employees.

(c) No employee of the Company or any of its Subsidiaries is covered by an effective or pending collective bargaining agreement or similar labor agreement. To the knowledge of the Company, there has not been any activity on behalf of any labor union, works council, labor organization or similar employee group to organize any employees of the Company or any of its Subsidiaries. There are no (i) unfair labor practice charges or complaints against the Company or any of its Subsidiaries pending before the National Labor Relations Board or any other labor relations tribunal or authority and to the knowledge of the Company no such representations, claims or petitions are threatened, (ii) representation claims or petitions pending before the National Labor Relations Board or any other labor relations tribunal or authority or (iii) grievances or pending arbitration proceedings against the Company or any of its Subsidiaries that arose out of or under any collective bargaining agreement. Neither the consent or consultation of, nor the rendering of formal advice by, any labor union, works council, labor organization or similar employee group is required for the Company to enter into this Agreement or to consummate any of the transactions contemplated hereby.

(d) To the knowledge of the Company, no current employee or officer of the Company or any of its Subsidiaries intends, or is expected, to terminate his employment relationship with such entity, for any reason, within the one year period following the consummation of the transactions contemplated hereby.

(e) During the preceding three years, (i) neither the Company nor any Subsidiary has effectuated a “plant closing” (as defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility, (ii) there has not occurred a “mass layoff” (as defined in the WARN Act) in connection with the Company or any Subsidiary affecting any site of employment or one or more facilities or operating units within any site of employment or facility and (iii) neither the Company nor any Subsidiary has engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign Law.

(f) Each person employed by the Company or any Subsidiary was or is properly classified as exempt or non-exempt in accordance with applicable overtime Laws, and no person treated as an independent contractor or consultant by the Company or any Subsidiary should have been properly classified as an employee under applicable Law.

(g) There are no Actions against the Company or any of its Subsidiaries pending, or to the Company’s knowledge, threatened to be brought or filed, in connection with the employment or engagement of any current or former Service Provider, including, without limitation, any claim relating to employment discrimination, harassment, retaliation, equal pay, employment classification or any other employment related matter arising under applicable Laws, except where such action would not, individually or in the aggregate, result in the Company incurring a material liability.

(h) Since January 1, 2019, (i) no allegations of workplace sexual harassment, discrimination or other misconduct have been made, initiated, filed or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries or any of their respective Service Providers in their capacities as such or any current or former directors, officers or senior level management employees, (ii) to the knowledge of the Company, no incidents of any such workplace sexual harassment, discrimination or other misconduct have occurred, and (iii) neither the Company nor any of its Subsidiaries have entered into any settlement agreement or similar out-of-court or pre-litigation arrangement related to allegations of sexual harassment, discrimination or other misconduct by any of their Service Providers.

(i) To the knowledge of the Company, no Service Provider is a party to, or is otherwise bound by, any enforceable written agreement, including any confidentiality, noncompetition, nonsolicitation or proprietary rights agreement, that in any way materially or adversely affects or is reasonably likely to materially or adversely affect: (i) the performance of any such Service Provider’s duties as a service provider to the Company or any of its Subsidiaries or (ii) the ability of the Company or any of its Subsidiaries to conduct their business.

(j) Since January 1, 2020, as related to COVID-19, neither the Company nor any of its Subsidiaries has (i) taken any material action with respect to any employees of the Company or its Subsidiaries, including implementing workforce reductions, terminations, furloughs or material changes to compensation, benefits or working schedules, (ii) applied for or received loans or payments under the CARES Act, IRS Notice 2020-65, Sections 7001-7005 of the Families First Coronavirus Act, or any other COVID-19 Measures, or claimed any tax credits or deferred any Taxes thereunder or (iii) experienced any material employment-related liability. The Company and its Subsidiaries are in compliance in all material respects with all COVID-19 Measures applicable to any location in which the Company or its Subsidiaries operate.

Section 4.14 Environmental Matters.

(a) Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (a) the Company and its Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Environmental Laws, which compliance includes obtaining, maintaining or complying with all Permits required under Environmental Laws for the operation of their respective business, (b) there is no Action arising under any Environmental Law that is pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or any Leased Real Property, and there have been no such Actions against the Company or any of its Subsidiaries since January 1, 2020, (c) since January 1, 2020, neither the Company nor any of its Subsidiaries have received any written notice or report or entered into any legally-binding agreement, order, settlement, judgment, injunction or decree involving uncompleted, outstanding or unresolved violations, liabilities or requirements on the part of the Company or any of its Subsidiaries arising under Environmental Laws, (d) to the knowledge of the Company, no Person has been exposed to any Hazardous Materials at a property or facility owned, leased or used by the Company or any of its Subsidiaries at levels in excess of applicable permissible exposure levels, (e) there are and have been no Hazardous Materials present or Released on, at, under or from any property or facility, including the Leased Real Property, in both cases in a manner and concentration that would reasonably be expected to result in any claim against or liability of the Company or any of its Subsidiaries under any Environmental Law, and (f) neither the Company nor any of its Subsidiaries has assumed, undertaken, or otherwise become subject to any liability of another Person relating to Environmental Laws other than any indemnities in Material Contracts or leases for real property.

(b) For purposes of the Agreement:

(i) “Environment” means any air (whether ambient outdoor or indoor), surface water, drinking water, groundwater, land surface, wetland, subsurface strata, soil, sediment, plant or animal life, any other natural resources, and the sewer, septic and waste treatment, storage and disposal systems servicing real property or physical buildings or structures;

(ii) “Environmental Law” means any Law (including common law) or any binding agreement, memorandum of understanding or consent order issued or entered by or with any Governmental Entity or Person relating to: (A) the Environment, including pollution, contamination, cleanup, preservation, protection and reclamation of the Environment, (B) human health and safety with regard to exposure to any Hazardous Materials, (C) any Release of any Hazardous Materials, including investigation, assessment, testing, monitoring, containment, removal, remediation and cleanup of any such Release, (D) the management of any Hazardous Materials, including the use, labeling, processing, disposal, storage, treatment, transport, or recycling of any Hazardous Materials or (E) the presence of Hazardous Materials in any building, physical structure, product or fixture;

(iii) “Hazardous Materials” means any pollutant, contaminant, constituent, chemical, raw material, product or by-product, substance, material or waste that by virtue of its hazardous, toxic, poisonous, explosive, caustic, flammable, corrosive, infectious, pathogenic, carcinogenic or otherwise dangerous and deleterious properties is defined by or subject to regulation or gives rise to liability under any Environmental Law, including without limitation mold, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, perfluoroalkyl and polyfluoroalkyl substances, lead paint, insecticides, fungicides, rodenticides, pesticides and herbicides; and

(iv) “Release” means any release, spill, emission, escape, leak, pumping, injection, emptying, pouring, dumping, deposit, disposal (including the abandonment or discarding of barrels, containers or other receptacles containing Hazardous Materials), discharge, dispersal, leaching or migration into the indoor or outdoor Environment.

Section 4.15 Taxes.

(a) All income and other material Tax Returns required to be filed by or with respect to the Company and its Subsidiaries have been timely filed (taking into account any valid extensions of time to file). All income and other material Tax Returns filed by or with respect to the Company or any of its Subsidiaries are true, complete and correct in all material respects. All income and other material Taxes of or payable by the Company or any of its Subsidiaries, whether or not shown as due and payable on any Tax Return, have been timely paid.

(b) Neither the Company nor any of its Subsidiaries has received written notice of any claim from a Governmental Entity in a jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return that indicates that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction.

(c) The Company financial statements contained in the Company SEC Documents contain adequate reserves in accordance with GAAP for all liabilities for income and other material Taxes of the Company or any of its Subsidiaries that have accrued but were not yet due and payable or that are being contested in good faith as of the dates thereof.

(d) Neither the Company nor any of its Subsidiaries have deferred any payment of any material Taxes (that would otherwise be due) through any automatic extension or other grant of relief, which extension or other grant of relief remains outstanding. Neither the Company nor any of its Subsidiaries has made an election under Section 965(h)(1) of the Code.

(e) Neither the Company nor any of its Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return.

(f) The Company and its Subsidiaries have collected and withheld all material Taxes required to be collected and withheld from payments to third parties and have, within the time and manner prescribed by Law, paid over to the proper Governmental Entity all material amounts required to be collected or withheld and paid over under applicable Laws.

(g) No federal, state, provincial, local or non-U.S. Tax audits or administrative or judicial Tax proceedings with respect to income or other material Taxes are currently being conducted or pending or, to the knowledge of the Company, have been threatened with respect to the Company or any of its Subsidiaries. No deficiency or proposed adjustment with respect to the payment of any income or other material Taxes has been asserted against the Company or any of its Subsidiaries by any Governmental Entity, which remains unresolved. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations in respect of any income or other material Tax or income or other material Tax Return which has not yet expired or agreed to any extension of time with respect to the assessment or collection of any material Tax which has not yet expired (excluding extensions of time to file Tax Returns obtained in the ordinary course).

(h) Neither the Company nor any of its Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Code Section 897(c)(2). Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax allocation, indemnity or sharing agreement that would have continuing effect after the Closing Date, other than, in each case, standard commercial agreements with third parties entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes. Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group (within the meaning of Section 1504 of the Code) or part of a combined, consolidated, unitary or affiliated group filing a single Tax Return (other than any such group the common parent of which is or was the Company) or (ii) has liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of applicable Law) or as a successor or transferee.

(i) Neither the Company nor of its Subsidiaries has been a party to a “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2) or any comparable provision of state, local, or foreign Law.

(j) Neither the Company nor any of its Subsidiaries will be required to include a material item of income in, or exclude a material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) any prepaid amount received or deferred revenue accrued by the Company or any of its Subsidiaries on or prior to the Closing Date, (ii) any change in method of accounting for a taxable period ending on or prior to the Closing Date, (iii) any use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iv) any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Law) executed on or prior to the Closing Date, (v) application of Sections 951, 951A, 956 or 965 of the Code, or any comparable provisions of state, local or foreign Law, or (vi) any installment sale or open transaction disposition made on or prior to the Closing Date.

(k) Neither the Company nor any of its Subsidiaries has distributed the stock of another Person, or had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Sections 355 of the Code at any time in the last two years.

(l) Section 4.15(l) of the Company Disclosure Letter sets forth a list of the entity classification of the Company and each of its Subsidiaries for U.S. federal income tax purposes, and, unless otherwise noted in Section 4.15(l) of the Company Disclosure Letter, each entity has had such classification at all times since its incorporation or formation, as applicable.

Notwithstanding any other provision of this Agreement, nothing in this Agreement will be construed as providing a representation or warranty with respect to the existence, amount, expiration date or limitations on (or availability of) any Tax attribute of the Company or any of its Subsidiaries.

Section 4.16 Contracts.

(a) Section 4.16 of the Company Disclosure Letter lists each Contract of the following types to which the Company or any of its Subsidiaries is a party or by which any of their respective properties or assets is bound, in each case, as of the date of this Agreement:

(i) any Contract that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on a Current Report on Form 8-K and not otherwise filed with the SEC prior to the date of this Agreement;

(ii) any Contract (A) that materially limits the ability of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to compete in any line of business or with any Person or in any geographic area, (B) that restricts the right of the Company or any of its Subsidiaries (or, following the consummation of the Offer, the Merger and the other transactions contemplated by this Agreement, that would limit the ability of Parent or any of its Subsidiaries, including the Surviving Corporation) to use the Company Intellectual Property or to sell to or purchase from any Person or to hire any Person, (C) that contains any “most favored nation”, “right of first offer”, “right of first access”, “right of first look” or “right of first refusal” terms and conditions (including with respect to pricing) or similar preferential right, or (D) that contains any exclusivity obligations or similar restrictions that materially limits the freedom or right of the Company or any of its Subsidiaries to sell, distribute, license or manufacture any products or services or any technology or other assets to or for any other Person;

(iii) each Contract for any joint venture, partnership, strategic alliance, collaboration, joint development, joint commercialization, material research or development project, excluding, in each case, any material transfer agreements entered into in the Ordinary Course of Business;

(iv) any Contract relating to outstanding Indebtedness and having an outstanding principal amount in excess of $200,000;

(v) any Contract entered into since January 1, 2020 that relates to the acquisition or disposition of any material business, a material amount of stock or assets of any Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(vi) any Contract that by its terms calls for or otherwise may require royalties, milestone payments or similar contingent payments, including upon the achievement of regulatory or commercial milestones, by the Company or any of its Subsidiaries under such Contract;

(vii) any Contract pursuant to which the Company or any of its Subsidiaries has continuing “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $200,000;

(viii) any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or similar expenditure in an amount in excess of $100,000, other than Contracts solely among the Company and any wholly-owned Subsidiary of the Company;

(ix) any Contract with any Governmental Entity;

(x) any Contract with a Top Supplier;

(xi) any Contract that is material to the Company’s business (1) that relates to the research, testing, clinical trial, development, commercialization, manufacture, marketing, importation, exportation, sale, distribution, supply or license of any Product, including Contracts with contract manufacturing organizations or contract research organizations, or (2) under which clinical, pre-clinical or non-clinical data relating to any Product is or may be generated;

(xii) each Leased Real Property lease;

(xiii) each Contract (1) relating to the employment of, or the performance of services by, any director or employee or any consultant reasonably expected to receive payments in excess of $200,000 per annum, (2) the terms of which obligate or may in the future obligate the Company or any of its Subsidiaries to make any severance, termination or similar payment to any current or former employee, (3) pursuant to which the Company or any of its Subsidiaries may be obligated to make any bonus or similar payment to any current or former employee or director, in each case, in excess of $200,000, or (4) that provides for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any of its Subsidiaries;

(xiv) each Contract not otherwise disclosed pursuant to this Section 4.16 requiring or otherwise involving the potential payment by or to the Company or any of its Subsidiaries of more than an aggregate of $500,000 per annum and that is not terminable without material payment or penalty by the Company or any of its Subsidiaries on less than 60 days’ notice; and

(xv) each IP Contract to which the Company or any of its Subsidiaries is a party, except for (A) Off-the-Shelf Software, (B) non-material and non-exclusive licenses granted by the Company or any of its Subsidiaries to advertising agencies, vendors, academic institutions and other similar contractors in the Ordinary Course of Business, and (C) non-material IP Contracts in which any grant of rights to the Company or any of its Subsidiaries to use Intellectual Property is non-exclusive and incidental to and not material to the performance under the applicable agreement.

Each contract of the type described in clauses (i) through (xv) is referred to herein as a “Material Contract.”

(b) (i) Each Material Contract is valid and binding on the Company and any of its Subsidiaries, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity); and (ii) there is no default or breach under any Material Contract by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto, and no event or condition has occurred that constitutes, or, after notice or lapse of time or both, would constitute, a default or breach on the part of the Company or any of its Subsidiaries or, to the knowledge of the Company, any other party thereto under any such Material Contract, nor has the Company or any of its Subsidiaries received any written notice of any such default, event or condition. The Company has delivered or otherwise made available to Parent, including as an exhibit to the Company SEC Documents, true and complete copies of all Material Contracts, including all amendments thereto.

Section 4.17 Insurance. Section 4.17 of the Company Disclosure Letter sets forth each material insurance policy (including policies providing casualty, liability, medical and workers compensation coverage) to which the Company or any of its Subsidiaries is a party (collectively, the “Insurance Policies”). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect, (i) each Insurance Policy is in full force and effect, (ii) neither the Company nor any of its Subsidiaries is in breach or default under any such Insurance Policy, (iii) no notice of cancellation, termination, non-renewal or reduction in coverage has been received with respect to any Insurance Policy and (iv) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination, or modification, under any such Insurance Policy. As of the date of this Agreement, there are no pending material claims under any Insurance Policy as to which any insurer has, in a written notice to the Company or one its Subsidiaries, denied coverage, other than in routine reservation of rights letters.

Section 4.18 Properties.

(a) The Company and its Subsidiaries have good and valid title to or a valid leased interest, as applicable, to all of the tangible personal property and other tangible assets that are necessary for the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted, free and clear of all Liens (other than Permitted Liens), except where failure to do so would not be material to the Company and its Subsidiaries, taken as a whole.

(b) Section 4.18(b) of the Company Disclosure Letter sets forth a true and complete list of all real property leased or licensed for the benefit of the Company or any of its Subsidiaries (the “Leased Real Property”). Each of the Company and its Subsidiaries has complied with the terms of all Leased Real Property leases to which it is a party, and all such Leased Real Property leases are in full force and effect, except for any such noncompliance or failure to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to be material to the Company and its Subsidiaries.

(c) Neither the Company nor any of its Subsidiaries owns or has ever owned any real property.

Section 4.19 Intellectual Property.

(a) Section 4.19(a) of the Company Disclosure Letter sets forth an accurate and complete list of all (i) issued Patents and pending Patent applications, (ii) Trademark registrations and applications, (iii) domain name registrations and applications (both gTLDs and ccTLDs), and (iv) Copyright registrations and applications that, in each case, are either owned (wholly or jointly with others) by, or exclusively licensed to, the Company or any of its Subsidiaries (collectively, “Company Registered IP”). All Company Registered IP that is registered or has been issued or granted is valid, enforceable, subsisting and in full force and effect and all Company Registered IP that is the subject of a pending application for registration, issuance or grant is subsisting.

(b) Except as would not reasonably be expected to be material to the Company: (i) none of the Owned Company Intellectual Property has been or currently is the subject of any pending Action; (ii) to the knowledge of the Company, none of the Licensed Company Intellectual Property has been or currently is the subject of any pending Action; and (iii) to the knowledge of the Company, none of the Company Intellectual Property has been or currently is the subject of any threatened Action (including, in each case, (i)-(iii), with respect to Patents, inventorship challenges, post-grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reexaminations, and pre- and post-grant oppositions, and, with respect to Trademarks, invalidity, nullity, opposition, cancellation, concurrent use, or similar Action), in each case, other than routine examination proceedings during original prosecution of applications with respect to pending applications. No Owned Company Intellectual Property and, to the knowledge of the Company, no Licensed Company Intellectual Property has been or currently is the subject of any judgment or order of any Governmental Entity challenging or restricting the validity, enforceability, use, or the Company’s title to any such Company Intellectual Property or triggering any additional payment obligations with respect to any such Company Intellectual Property, in each case, other than routine office actions issued during original prosecution of pending applications.

(c) (i) The Company or any of its Subsidiaries (1) solely and exclusively held the right to claim priority to each of the Patents within the Owned Company Intellectual Property at the respective times that the Patents were filed, (2) solely and exclusively owned each of the Patents within the Owned Company Intellectual Property at the respective times that the Patents were filed, and (3) is the sole and exclusive owner of all Owned Company Intellectual Property; (ii) all Owned Company Intellectual Property is free and clear of all Liens, except for Permitted Liens; and (iii) except as would not reasonably be expected to be material to the Company, the Company Intellectual Property constitutes all of the Intellectual Property that is necessary to operate and conduct the business of the Company and its Subsidiaries as such business is currently operated and conducted and as such business is currently contemplated to be operated and conducted in the Company SEC Documents.

(d) Except pursuant to the terms of the Contracts set forth in Section 4.16(a)(ii) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any Contract granting another Person, or authorizing another Person to retain, with respect to any Owned Company Intellectual Property, the right (1) to bring any infringement, misappropriation, or other enforcement actions with respect to, or otherwise to enforce, any such Owned Company Intellectual Property, (2) to defend any claim of infringement, misappropriation, or other violation arising from the practice or other exploitation of any such Owned Company Intellectual Property (or pursuant to which the Company or any of its Subsidiaries expressly agrees to indemnify any Person against any such claim) or (3) to control the prosecution of any such Owned Company Intellectual Property

(e) To the knowledge of the Company, there has been no unauthorized use, or infringement, misappropriation, or other violation, by any third party of any Owned Company Intellectual Property or any Licensed Company Intellectual Property in any material respect.

(f) Except as would not reasonably be expected to be material to the Company, the conduct of the business of the Company and its Subsidiaries as such business has been conducted, as it currently is being conducted or as it currently is contemplated to be conducted, has not and does not presently infringe, misappropriate, or otherwise violate any Intellectual Property or other proprietary rights of any third party. Neither the Company nor any of its Subsidiaries has received any written notice from any third party claiming or alleging infringement, misappropriation, or other violation of such third party’s Intellectual Property, including any unsolicited written offer to license such third party’s Intellectual Property in connection with any such claim or allegation.

(g) (i) All issuance, renewal, maintenance, and other payments that have become due with respect to any Owned Company Intellectual Property have been timely paid in full; (ii) all documents and other material required to be filed with the applicable Intellectual Property office or registrar with respect to the Owned Company Intellectual Property for the purposes of maintaining such Owned Company Intellectual Property have been filed in a timely manner; and (iii) each of the Patents included in the Company Registered IP that is Owned Company Intellectual Property properly identifies each inventor of the claims thereof as determined in accordance with the applicable Law of the jurisdiction in which such Patent is issued or is pending or, in the case of any abandoned Patent that is the basis of a priority claim, was pending.

(h) The Company and its Subsidiaries have taken commercially reasonable measures to protect, preserve, and maintain the secrecy and confidentiality of all material Know-How and all other material confidential and non-public data included within the Owned Company Intellectual Property and exclusively in-licensed Licensed Company Intellectual Property.

(i) The Company and its Subsidiaries have (i) caused each Person who was or is involved in the creation or development of any Owned Company Intellectual Property as an employee, consultant, agent of, or independent contractor to the Company or any of its Subsidiaries to execute a binding and enforceable written agreement which includes provisions sufficient to ensure that the Company or one of its Subsidiaries is, as between such Person and the Company or any of its Subsidiaries, as applicable, the exclusive owner of any and all such Owned Company Intellectual Property created or developed by such Person within the scope of, or resulting from, his or her employment with the Company or any of its Subsidiaries and, in the case of such agent, consultant, or contractor, from the services such agent, consultant, or contractor performs for the Company or any of its Subsidiaries and (ii) required all employees and other Persons (who are not otherwise bound by confidentiality and nondisclosure obligations to the Company by operation of Law) with access to any non-public Company Intellectual Property to execute a binding and enforceable written confidentiality agreement that includes customary confidentiality terms and restrictions on use designed to protect the proprietary interests of the Company with respect to such Company Intellectual Property. Except as would not reasonably be expected to be material to the Company, no current or former employee of, consultant of, or independent contractor to, the Company or any of its Subsidiaries owns any right, title, or interest in or to any Intellectual Property created or developed by such employee, consultant, agent or independent contractor during his or her employment or other engagement with the Company or any of its Subsidiaries, and neither the Company nor any of its Subsidiaries has received any written notice or claim to the contrary. To the knowledge of the Company, there has been no unauthorized disclosure of any non-public Company Intellectual Property to any employee or other Person who has not executed a binding and enforceable written confidentiality agreement or is not otherwise bound by confidentiality and nondisclosure obligations to the Company by operation of Law, as described in clause (ii) of this Section 4.19(i).

(j) The Company and each of its Subsidiaries have complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., or other similar obligations under the Laws of any jurisdiction, including with respect to any Patents that are part of the Owned Company Intellectual Property. No Owned Company Intellectual Property, and to the knowledge of the Company, no Licensed Company Intellectual Property, has been developed or otherwise obtained, in whole or in part, through the use of funding or other resources of any Governmental Entity or institution of higher learning.

(k) None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, or the performance by the Company or any of its Subsidiaries of its obligations hereunder conflicts or will conflict with, or alters or impairs or will alter or impair, any of the Company’s or any of its Subsidiaries’ rights in, to and under any Owned Company Intellectual Property or, except as would not reasonably be expected to be material to the Company, any Licensed Company Intellectual Property, or the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope, or effectiveness of any such Owned Company Intellectual Property or, except as would not reasonably be expected to be material to the Company, any Licensed Company Intellectual Property.

(l) Section 4.19(l) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a complete and correct list of all IP Contracts to which the Company or any of its Subsidiaries is a party, except for (A) Off-the-Shelf Software, (B) non-material and non-exclusive licenses granted by the Company or any of its Subsidiaries to advertising agencies, vendors, academic institutions and other similar contractors in the Ordinary Course of Business, and (C) non-material IP Contracts in which any grant of rights to the Company or any of its Subsidiaries to use Intellectual Property is non-exclusive and incidental to and not material to the performance under the applicable agreement. The Company has made available to Parent and Merger Sub true and correct copies of all such IP Contracts set forth in Section 4.19(l) of the Company Disclosure Letter. Except as set forth on Section 4.19(l) of the Company Disclosure Letter, the consummation of the transactions contemplated by this Agreement will not by itself afford any other party to IP Contracts to which the Company or any of its Subsidiaries is a party the right to terminate any such IP Contracts or change any of the terms of such IP Contracts or the Company’s or any of its Subsidiaries’ rights in any Intellectual Property under such IP Contracts.

Section 4.20 State Takeover Statutes. Assuming the accuracy of the representations and warranties set forth in Section 5.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and the timely consummation of the Offer, the Merger and the other transactions contemplated hereby and will not restrict, impair or delay the ability of Parent or Merger Sub, after the Acceptance Time, to vote or otherwise exercise all rights as a stockholder of the Company. No other “moratorium,” “fair price,” “business combination,” “control share acquisition” or similar provision of any state anti-takeover Law (collectively, “Takeover Laws”) or any similar anti-takeover provision in the Company Charter or Company Bylaws is, or at the Effective Time will be, applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby.

Section 4.21 Section 251(h). The Company has not taken, or authorized or permitted any of its Representatives to take, any action that would reasonably be expected to render Section 251(h) of the DGCL inapplicable to the Merger.

Section 4.22 No Rights Plan. There is no stockholder rights plan, “poison pill” anti-takeover plan or other similar device in effect to which the Company is a party or is otherwise bound.

Section 4.23 Related Party Transactions. Except for Contracts (a) relating to the employment of, or the performance of services by, any director or employee or any consultant of the Company or any Subsidiaries (including with respect to the transfer of Intellectual Property to the Company or its Subsidiaries or confidentiality in favor of the Company or its Subsidiaries in connection with such employment or services) or (b) that provide for indemnification (or reimbursement or advancement of legal fees or expenses) of any current or former officer, director or employee of the Company or any of its Subsidiaries, no present or former director, executive officer, stockholder, partner, member, employee, consultant, or Affiliate of the

Company or any of its Subsidiaries, nor any of such Person’s Affiliates or immediate family members (each of the foregoing, a “Related Party”), is a party to any Contract with or binding upon the Company or any of its Subsidiaries or any of their respective properties or assets or has any interest in any property owned by the Company or any of its Subsidiaries or has engaged in any transaction with any of the foregoing within the last 12 months, in each case, that is of a type that would be required to be disclosed in the Company SEC Documents pursuant to Item 404 of Regulation S-K (an “Affiliate Transaction”) that has not been so disclosed. Any Affiliate Transaction as of the time it was entered into and as of the time of any amendment or renewal thereof contained such terms, provisions and conditions as were at least as favorable to the Company or any of its Subsidiaries as would have been obtainable by the Company in a similar transaction with an unaffiliated third party. No Related Party of the Company or any of its Subsidiaries owns, directly or indirectly, on an individual or joint basis, any interest in, or serves as an officer or director or in another similar capacity of, any supplier or other independent contractor of the Company or any of its Subsidiaries, or any organization which has a Contract with the Company or any of its Subsidiaries.

Section 4.24 Suppliers and Manufacturers. Section 4.24 of the Company Disclosure Letter sets forth a true, correct and complete list of the top 10 suppliers and third-party manufacturers (the “Top Suppliers”) by the aggregate amounts paid by the Company and its Subsidiaries during the 12 months ended December 31, 2021. Since December 31, 2021, (a) there has been no termination of the business relationship of the Company or its Subsidiaries with any Top Supplier, (b) there has been no material change in the material terms of its business relationship with any Top Supplier adverse to the Company or its Subsidiaries and (c) no Top Supplier has notified the Company or any of its Subsidiaries in writing that it intends to terminate or change the pricing (other than customary and inflation-related price increases) or other terms of its business in any material respect adverse to the Company or its Subsidiaries.

Section 4.25 FDA and Regulatory Matters.

(a) The Company and its Subsidiaries hold, and have held at all times since January 1, 2019, all material Permits of all Governmental Entities required under applicable Healthcare Laws, including all such Permits required under the Federal Food, Drug and Cosmetic Act of 1938, as amended (the “FDCA”), and the regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted or as have been conducted since January 1, 2019 (the “Company Permits”), and all such Company Permits required for the operation of the businesses as currently conducted are valid and in full force and effect. Since January 1, 2019, there has not occurred any material violation of, default (with or without notice or lapse of time or both) under any such Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all such Company Permits required for the operation of the businesses as currently conducted. Since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice of any pending or threatened claim, suit, proceeding, hearing, enforcement, audit, investigation, arbitration or other action from any Governmental Entity alleging that any operation or activity of the Company or any of its Subsidiaries is in material violation of any Healthcare Law or Company Permit.

(b) Since January 1, 2019, all of the Company’s and its Subsidiaries’ Products that are subject to the jurisdiction of the FDA or other Governmental Entity under applicable Healthcare Laws are being researched, manufactured, imported, exported, processed, developed, labeled, stored, tested and distributed by or on behalf of the Company or any of its Subsidiaries in all material respects in compliance with all applicable requirements under any Company Permit or applicable Healthcare Law, including applicable statutes and implementing regulations administered or enforced by the FDA or comparable Governmental Entity. Since January 1, 2019, all applications, notifications, submissions, information, claims, reports and data utilized by the Company or its Subsidiaries as the basis for, or submitted by or on behalf of the Company or its Subsidiaries in connection with, any and all requests for the Company Permits relating to the Company or any of its Subsidiaries when submitted to the FDA or other Governmental Entity, were true and correct in all material respects as of the date of submission, and any material updates, changes, corrections or modification to such applications, notifications, submissions, information, claims, reports and data required under applicable Healthcare Laws have been submitted to the FDA or other Governmental Entity.

(c) Since January 1, 2019, neither the Company nor any of its Subsidiaries have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Entity to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Healthcare Laws. Neither the Company, any of its Subsidiaries, nor, to the Company’s knowledge, any of their respective officers, employees, or to the Company’s actual knowledge, contractors, suppliers or agents performing research or work on behalf of the Company or any of its Subsidiaries is or, since January 1, 2019, has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Entity or convicted of any crime that has resulted, or would reasonably be expected to result, in debarment under applicable Law, including 21 U.S.C. Section 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or, to the Company’s knowledge, any of their respective officers, employees, or to the Company’s actual knowledge, contractors, suppliers, or agents performing research or work on behalf of the Company or any of its Subsidiaries.

(d) Since January 1, 2019, the manufacture of Products by or on behalf of the Company and its Subsidiaries has been and is being conducted in material compliance with all applicable Laws. Since January 1, 2019, none of the Company, any of its Subsidiaries, or, to the knowledge of the Company, any of their respective contract manufacturers for Products, has received any (i) FDA Form 483, (ii) warning letter, (iii) untitled letter, (iv) requests or requirements to make changes to the Company’s or any of its Subsidiaries’ Products, manufacturing processes or procedures related to any Product that would be adverse in any material respect to the Company or its Subsidiaries, or (v) other similar written correspondence or written notice from the FDA or any other Governmental Entity alleging or asserting material noncompliance with any applicable Healthcare Laws or the Company Permits with respect to any Product. Since January 1, 2019, no manufacturing site owned by the Company, its Subsidiaries, or, to the knowledge of the Company, any of their respective contract manufacturers for Products, is or has been subject to a shutdown or import or export prohibition imposed or requested by FDA or another Governmental Entity with respect to the Company’s or its Subsidiaries’ Products.

(e) Since January 1, 2019, all studies, tests and preclinical and clinical trials being conducted by or on behalf of the Company or its Subsidiaries have been and are being conducted in material compliance with applicable Healthcare Laws, including the requirements of Good Laboratory Practices or Good Clinical Practices, as applicable. Since January 1, 2019, the Company and its Subsidiaries have not received any written or oral notices, correspondence or communication from any Review Board, the FDA or any other Governmental Entity, recommending or requiring the termination, suspension or material adverse modification of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries.

(f) To the extent required by applicable Laws, since January 1, 2019, all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in all material respects in accordance with such applicable Laws.

(g) Since January 1, 2019, to the extent required by applicable Laws, and except as would not be material to the Company, there have been no adverse events with respect to any Product that should have been reported by the Company or a Subsidiary of the Company, but were not reported, to the FDA or other Governmental Entity or Review Board.

(h) The Company has made available to Parent and its advisors true and correct copies of the following materials in the possession of the Company or any of its Subsidiaries as of the date of this Agreement: (i) each active investigational new drug or marketing application, or non-United States equivalent, submitted to regulatory authorities (including the FDA, EMA and any other Governmental Entity performing functions similar to those performed by the FDA or EMA) by or on behalf of the Company or any of its Subsidiaries, including any supplements thereto, relating to the Products, (ii) all material correspondence (excluding, for the avoidance of doubt, non-substantive e-mails in the Ordinary Course of Business) to or from the FDA or any other Governmental Entity, or any minutes or similar summary documentation with respect to meetings with the FDA or any other Governmental Entity, in each case in this clause (ii) held by the Company or any of its Subsidiaries concerning (A) any Product, (B) the Company’s and its Subsidiaries’ compliance with applicable Laws regarding the Products, and (C) the likelihood or timing of, or requirements for, regulatory approval of any Product and (iii) all material information requested by Parent concerning the safety, efficacy, side effects, toxicity, or manufacturing quality and controls of the Products.

(i) Since January 1, 2019, the Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any replacement, safety alert, warning, investigator notice, or other similar notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance of any Product.

(j) The Company and its Subsidiaries and, to the knowledge of the Company, any Collaboration Partner to the extent related to any Product, are, and at all times since January 1, 2019 have been, in material compliance with all applicable Healthcare Laws.

(k) Neither the Company, any of its Subsidiaries nor any of their respective directors, officers or employees, nor, to the knowledge of the Company, any other Representative or other Person acting on behalf of the Company or any of its Subsidiaries has since January 1, 2019 (i) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, any applicable Law enacted in any jurisdiction in connection with or arising under the OECD Convention Combating Bribery of Foreign Public Officials in International Business Transactions, any provision of the UK Bribery Act of 2010 or any other applicable Law relating to bribery, corruption, fraud or improper payments (the “Anti-Corruption Laws”); (ii) made, offered to make, promised to make, facilitated or authorized the payment or giving of, directly or indirectly, any bribe, rebate, payoff, influence payment, kickback or other unlawful advantage or payment or gift of money or anything of value, regardless of form or amount, to any Person for the purpose of securing an unlawful advantage, inducing the recipient to violate an official or lawful duty, reward the recipient for an unlawful advantage already given, or for any other improper purpose; (iii) requested, agreed to receive, or accepted a payment, gift or hospitality from a Person if it is known or suspected that it is offered with the expectation that it will obtain an unlawful business advantage for them; (iv) established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties; (v) to the knowledge of the Company, been or is, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit by any party, in connection with alleged or possible violations of any Anti-Corruption Laws; (vi) since January 1, 2019, received written notice from, or made a voluntary disclosure to, any Governmental Entity with regard to any alleged or potential violations of any Anti-Corruption Laws; or (vii) violated or is in violation of any other applicable Laws regarding use of funds for political activity or commercial bribery. None of the Representatives of the Company are (A) an employee of any Governmental Entity, (B) an employee of any commercial enterprise that is owned or controlled by a Governmental Entity, including any state-owned or controlled university or medical facility, (C) an employee of any public international organization, such as the International Monetary Fund, the United Nations or the World Bank, (D) a Person acting as the director of or in an official capacity for any Governmental Entity, enterprise, or organization identified above, or (E) any official of a political party or candidate for political office.

(l) Since January 1, 2019, none of the Company, its Subsidiaries or their respective directors, officers or employees, or, to the knowledge of the Company, any other Representative or Person acting at the direction of or on behalf of the Company or any of its Subsidiaries with respect to any Product: (i) has been charged with or convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) has been debarred, excluded or suspended from participation in any Federal Health Care Program, (iii) has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a, (iv) is currently listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, (v) has received written notice that it is the target of any investigation relating to any Federal Health Care Program-related offense or (vi) to the actual knowledge of the Company, has engaged in any activity that is in violation of, or is cause for civil penalties, debarment or mandatory or permissive exclusion under federal or state Laws.

(m) None of the Company, any of its Subsidiaries, any officer, director or, to the knowledge of the Company, any employee of the Company, any of its Subsidiaries, or any other Representative acting at the direction of or on behalf of the Company or any of its Subsidiaries, is a Person that is (i) a Sanctioned Person or (ii) organized or resident in a Sanctioned Country. Since January 1, 2019, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Sanctions and Trade Control Laws.

Section 4.26 Privacy and Security.

(a) Each of the Company, its Subsidiaries, and, to the knowledge of the Company, any processors acting on their behalf, are in compliance in all material respects with and since January 1, 2019 have complied in all material respects with applicable Privacy Laws. Since January 1, 2019, all Personal Information (including the Personal Information of clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, and pharmacists) has been collected, processed, transferred, disclosed, shared, stored, protected and used by the Company and its Subsidiaries in compliance in all material respects with applicable Privacy Laws.

(b) To the knowledge of the Company, since January 1, 2020, neither the Company nor any of its Subsidiaries has been and are not currently: (i) under audit or investigation by any Governmental Entity regarding the collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, or (ii) subject to any third party notification, claim, demand, audit or action in relation to the collection, processing, transfer, disclosure, sharing, storing, protection and use of Personal Information, including a notification, claim, demand, or action alleging that the Company or any of its Subsidiaries has collected, processed, transferred, disclosed, shared, stored or used Personal Information in violation of any applicable Privacy Laws.

(c) Each of the Company and its Subsidiaries have implemented commercially reasonable technical, physical, and organizational measures and security systems and technologies in accordance with data security requirements and standards required under applicable Privacy Laws designed to ensure the integrity and security of such Personal Information and all Company data and designed to prevent any destruction, loss, alteration, corruption, modification, unauthorized access or disclosure, or other misuse thereto, in compliance in all material respects with all applicable Privacy Laws.

(d) Since January 1, 2019, neither the Company nor any of its Subsidiaries have experienced any incident, including any material security breach, in which Personal Information was stolen or improperly accessed (a “Security Incident”). Since January 1, 2020, no circumstance has arisen in which Privacy Laws would require the Company or any of its Subsidiaries to notify a Person or Governmental Entity of a Security Incident.

(e) To the knowledge of the Company, the Company’s performance under this Agreement will not violate in any material respect (a) applicable Privacy Laws, or (b) any other privacy or data security requirements or obligations imposed under any contracts on the Company.

(f) Upon execution of this Agreement, the Company shall continue to have the right to use and process any Personal Information collected, processed or used by the Company or any of its Subsidiaries immediately prior to the date of this Agreement in order to be able to operate in the Ordinary Course of Business.

(g) Neither the Company nor its Subsidiaries is a “covered entity” or “business associate” as those terms are defined in 45 C.F.R. § 160.103.

Section 4.27 Brokers. No broker, investment banker, financial advisor or other Person, other than Centerview Partners, the fees and expenses of which will be paid by the Company, is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Affiliates. The Company has furnished to Parent a true and complete copy of any Contract between the Company and Centerview Partners pursuant to which Centerview Partners could be entitled to any payment from the Company of any of its Subsidiaries relating to the transactions contemplated hereby.

Section 4.28 Opinion of Financial Advisor. The Company has received the written opinion of Centerview Partners, dated the date of this Agreement, that, as of such date and based upon and subject to the various limitations, qualifications, assumptions and other matters set forth in such opinion, the Offer Price to be paid to the holders of Shares (other than the holders of Excluded Shares) pursuant to this Agreement is fair, from a financial point of view, to the holders of Shares, and such opinion has not been withdrawn, revoked or modified. A signed true and complete copy of such opinion has been, or promptly following the execution of this Agreement shall be, be provided to Parent for information purposes only.

Section 4.29 No Other Representations or Warranties. Except for the representations and warranties expressly set forth in this Article IV, none of the Company, any of its Affiliates or any other Person on behalf of the Company makes any express or implied representation or warranty (and there is and has been no reliance by Parent, Merger Sub or any of their respective Affiliates or Representatives on any such representation or warranty except for the representations and warranties expressly set forth in this Article IV) with respect to the Company, its Subsidiaries or their respective businesses or with respect to any other information provided, or made available, to Parent, Merger Sub or their respective Representatives or Affiliates in connection with the Offer, the Merger, or any of the other transactions contemplated by this Agreement, including the accuracy or completeness thereof. In connection with Parent’s investigation of the Company, Parent may have received from or on behalf of the Company certain estimates, projections and other forecasts and plans, and the Company makes no representations and warranties whatsoever with respect to such estimates, projections and other forecasts and plans (including the reasonableness of the assumptions underlying such estimates, projections and other forecasts and plans).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as set forth in the corresponding section or subsection of the Disclosure Letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being agreed that the disclosure of any information in a particular section or subsection of the Parent Disclosure Letter shall be deemed disclosure of such information with respect to any other section or subsection of this Agreement (notwithstanding the absence of a specific cross reference) with respect to which such matter is relevant so long as the relevance of such information to such section or subsection of this Agreement is reasonably apparent from such disclosure or the context in which such disclosure is made), Parent and the Merger Sub represent and warrant to the Company as follows:

Section 5.1 Organization, Standing and Power. Each of Parent and Merger Sub (a) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation and (b) has all requisite organizational power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except in the case of clause (b) as, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect. For purposes of this Agreement, “Parent Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that materially impairs the ability of Parent and Merger Sub to consummate, or prevents or materially delays Parent’s and Merger Sub’s ability to effect, the Offer, the Merger or any of the other transactions contemplated by this Agreement.

Section 5.2 Authority. Each of Parent and Merger Sub has all necessary organizational power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the Offer, the Merger and the other transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby have been duly authorized by all necessary organizational action on the part of Parent and Merger Sub and no other organizational proceedings on the part of Parent or Merger Sub are necessary to approve this Agreement or to consummate the Offer, the Merger and the other transactions contemplated hereby, subject, in the case of consummation of the Merger, to the approval of this Agreement by Parent as the sole stockholder of Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the other parties thereto, this Agreement constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or similar Laws affecting the enforcement of creditors’ rights generally or by general principles of equity).

Section 5.3 No Conflict; Consents and Approvals.

(a) The execution, delivery and performance of this Agreement by each of Parent and Merger Sub does not, and the consummation of the Offer, the Merger and the other transactions contemplated hereby and compliance by each of Parent and Merger Sub with the provisions hereof will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of, or result in, termination, cancellation, modification or acceleration of any obligation or to the loss of a material benefit under, or result in the creation of any Lien in or upon any of the properties, assets or rights of Parent or Merger Sub under, or give rise to any increased, additional, accelerated or guaranteed rights or entitlements under, or require any consent, waiver or approval of any Person pursuant to, any provision of (i) the certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party by which Parent, Merger Sub or any of their respective properties or assets may be bound or (iii) subject to the governmental filings and other matters referred to in Section 5.3(b), any Law or any rule or regulation of the New York Stock Exchange applicable to Parent or Merger Sub or by which Parent, Merger Sub or any of their respective properties or assets may be bound, except as, in the case of clauses (ii) and (iii) above, as individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) No consent, approval, order or authorization of, or registration, declaration, filing with or notice to, any Governmental Entity is required by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Offer, the Merger and the other transactions contemplated hereby or compliance with the provisions hereof, except for (i) compliance with the HSR Act, (ii) compliance with the applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities, takeover and “blue sky” Laws, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State as required by the DGCL, (iv) compliance with the applicable requirements of Nasdaq and (v) such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices the failure of which to be obtained or made, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 5.4 Certain Information. The Offer Documents will not, at the respective times they are first filed with the SEC, amended or supplemented or first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The Offer Documents will comply in all material respects with the requirements of the Exchange Act. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Offer Documents based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in the Schedule 14D-9 will, at the time it is first published, distributed or disseminated to the Company’s stockholders, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, neither Parent nor Merger Sub makes any representation or warranty with respect to statements included or incorporated by reference in the Schedule 14D-9 based on information supplied in writing by or on behalf of the Company specifically for inclusion or incorporation by reference therein.

Section 5.5 Brokers. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub, other than any such arrangements the fees and expenses of which shall be the sole responsibility of Parent.

Section 5.6 Merger Sub. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated hereby and has engaged in no business other than in connection with the transactions contemplated by this Agreement. All of the issued and outstanding capital stock of Merger Sub is owned directly or indirectly by Parent.

Section 5.7 Adequacy of Funds. Parent has, as of the date hereof, and Parent will have, as of the respective dates of the Acceptance Time and the Closing, access to sufficient and immediately available funds to pay the aggregate consideration payable in the Offer and the Merger and to consummate and perform its obligations with respect to the Offer, the Merger and the other transactions contemplated hereby on the terms and subject to the conditions contemplated hereby.

Section 5.8 Ownership of Shares. Neither Parent, Merger Sub nor any of their Affiliates is, nor at any time since January 1, 2019 has been, an “interested stockholder” of the Company as defined in Section 203 of the DGCL.

Section 5.9 Litigation. As of the date of this Agreement, there is no Action pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub, any of their respective properties or assets, or any present or former officer, director or employee of Parent or Merger Sub in such individual’s capacity as such that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect. As of the date of this Agreement, neither Parent nor Merger Sub nor any of their respective properties or assets is subject to any outstanding judgment, order, injunction, rule or decree issued by any Governmental Entity that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

Section 5.10 No Other Representations or Warranties. Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, Company Intellectual Property, technology, liabilities, results of operations, financial condition and prospects of the Company and its Subsidiaries and each of them acknowledges that it and its respective Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and its Subsidiaries that it and its respective Representatives have requested to review, and that it and its Representatives have had the opportunity to meet with the management of the Company and to discuss the business and assets of the Company and its Subsidiaries. Each of Parent and Merger Sub acknowledges that neither the Company nor any Person on behalf of the Company makes, and none of Parent or Merger Sub has relied upon, any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or with respect to any other information provided to Parent or Merger Sub in connection with the transactions contemplated hereby including the accuracy or completeness thereof other than the representations and warranties contained in Article IV. Each of Parent and Merger Sub acknowledges and agrees that neither the Company nor its Subsidiaries nor any other Person (including any officer, director, member or partner of the Company or any of its Subsidiaries or any of their respective Affiliates) will have or be subject to any liability to Parent, Merger Sub or any other Person, resulting from Parent’s or Merger Sub’s use of any information, documents or material made available to Parent, Merger Sub or their Representatives in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Offer, the Merger or any of the other transactions contemplated hereby.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of Business. During the period from the date of this Agreement to the Closing, except (1) as set forth in Section 6.1 of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as otherwise expressly contemplated by this Agreement or (4) as required by Law or in respect of COVID-19 Actions to the extent required by any Law or Governmental Entity, the Company shall, and shall cause each of its Subsidiaries to, use reasonable best efforts to carry on its business in the Ordinary Course of Business and to preserve intact its business organization, preserve its material assets, material Permits, keep available the services of its current officers and employees and preserve its goodwill and its relationships with customers, suppliers, licensors, licensees, distributors, Collaboration Partners, and others having business dealings with it. In addition to and without limiting the generality of the foregoing, during the period from the date of this Agreement to the Closing, except (1) as set forth in Section 6.1 of the Company Disclosure Letter, (2) as consented to in writing in advance by Parent (such consent not to be unreasonably withheld, conditioned or delayed), (3) as otherwise specifically expressly contemplated by this Agreement or (4) as required by Law or in respect of COVID-19 Actions to the extent required by any Law or Governmental Entity, the Company shall not, and shall not permit any of its Subsidiaries to:

(a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its capital stock or other equity interests, except for dividends by a wholly owned Subsidiary of the Company to its parent, (ii) purchase, redeem or otherwise acquire shares of capital stock or other equity interests of the Company or its Subsidiaries or any options, warrants, or rights to acquire any such shares or other equity interests or (iii) split, combine, reclassify or otherwise amend the terms of any of its capital stock or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or other equity interests other than as otherwise provided for in Section 6.1(b);

(b) issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien any shares of its capital stock or other equity interests or any securities convertible into, exchangeable for or exercisable for any such shares or other equity interests, or any rights, warrants or options to acquire, any such shares or other equity interests, or any stock appreciation rights, “phantom” stock rights, performance units, rights to receive shares of capital stock of the Company on a deferred basis or other rights linked to the value of Shares, including pursuant to Contracts as in effect on the date hereof (other than the issuance of Shares upon the exercise of Company Stock Options outstanding on the Measurement Date in accordance with their terms as in effect on such date and issuances of Shares pursuant to the Company ESPP in accordance with Section 6.12);

(c) amend or otherwise change, or authorize or propose to amend or otherwise change its certificate of incorporation or by-laws (or similar organizational documents);

(d) directly or indirectly acquire (i) by merging or consolidating with, purchasing an equity interest in or a portion of the assets of, making an investment in or loan or capital contribution to or in any other similar manner, any corporation, partnership, association or other business organization or division thereof or (ii) any assets that are otherwise material to the Company, other than assets acquired in the Ordinary Course of Business;

(e) sell, lease, license, sell and leaseback, abandon, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its properties (including Products and other Company Intellectual Property), assets or rights or any interest therein, except sales, non-exclusive licenses, or other dispositions of inventory in the Ordinary Course of Business;

(f) adopt or enter into a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(g) (i) other than in connection with the financing of ordinary course trade payables or accounts payable in the Ordinary Course of Business, incur, create, assume or otherwise become liable for, or repay or prepay, in each case, any Indebtedness in excess of $250,000, or amend, modify or refinance any material Indebtedness or (ii) other than with respect to accounts receivable and extensions of credit in the Ordinary Course of Business and advances in expenses to employees in the Ordinary Course of Business, make any loans, advances or capital contributions to, or investments in, any other Person, other than the Company or any direct or indirect wholly owned Subsidiary of the Company;

(h) incur or commit to incur any capital expenditure or authorization or commitment with respect thereto in excess of $100,000 in the aggregate or not otherwise provided for in the capital expenditure budget set forth in Section 6.1(h) of the Company Disclosure Letter;

(i) (i) pay, discharge, settle or satisfy any claims, liabilities or obligations (whether absolute, accrued, asserted or unasserted, contingent or otherwise) in excess of $100,000 in any individual case, other than the payment, discharge or satisfaction in the Ordinary Course of Business or as required by their terms as in effect on the date of this Agreement of claims, liabilities or obligations reflected or reserved against in the most recent audited financial statements (or the notes thereto) of the Company included in the Company SEC Documents filed prior to the date hereof (for amounts not in excess of such reserves) or incurred since the date of such financial statements in the Ordinary Course of Business, (ii) cancel or otherwise forgive any material Indebtedness owed to the Company or any of its Subsidiaries (including loans made to Service Providers) or (iii) waive, release, grant or transfer any right of material value;

(j) (i) modify, amend, terminate, waive, release or assign any rights under, cancel, extend, determine not to renew, or exercise any material option under any Material Contract,(ii) enter into any Contract that if in effect on the date hereof would be a Material Contract, or (iii) amend or modify any Contract in existence on the date hereof that, after giving effect to such amendment or modification, would be a Material Contract;

(k) commence any Action (other than an Action as a result of an Action commenced against the Company or any of its Subsidiaries or any Action taken against Parent, Merger Sub, or any of their respective Affiliates) for monetary consideration in excess of $100,000, or, other than in connection with a breach of this Agreement or any other agreements contemplated hereby, compromise, settle or agree to settle any Action (including any Action relating to this Agreement or the transactions contemplated hereby) that results in a payment of monies to or from the Company of more than $100,000 in any individual case;

(l) change its financial accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law, or revalue any of its material assets;

(m) change its fiscal year;

(n) settle or compromise any liability for income or other material Taxes; file any amended income or other material Tax Return or claim for an income or other material Tax refund; make, revoke or modify any material Tax election; file any income or other material Tax Return other than on a basis consistent with past practice; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of income or other material Taxes outside of the Ordinary Course of Business; fail to pay any income or other material Taxes when due or fail to file any material Tax Return when due (taking into account any valid extensions); enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or any closing agreement (in each case, other than standard commercial agreements with third parties entered into in the Ordinary Course of Business the principal purpose of which is unrelated to Taxes); or change any method of accounting for Tax purposes;

(o) other than as required to comply with applicable Law or a Company Plan in effect as of the date hereof (i) grant any Service Provider any increase in compensation, bonus or other benefits, or grant any type of compensation or benefits to any Service Provider who was not previously receiving or entitled to receive such type of compensation or benefit, or pay any bonus of any kind or amount to any Service Provider, other than, in the Ordinary Course of Business, individual increases of up to three percent (3%) in the annual base salary or wage rate, (ii) grant or pay to any current or former Service Provider any severance, termination, retention, change in control, transaction or similar payments or benefits, or make any modifications thereto or increases thereof, (iii) pay any benefit or grant or amend any award (including in respect of stock-based or stock-related awards or the removal or modification of any restrictions in any Company Plan or awards made thereunder), (iv) adopt or enter into any collective bargaining agreement or other labor union contract, (v) take any action to accelerate the vesting, funding or payment of any compensation or benefit under any Company Plan or other Contract or (vi) establish, adopt or enter into any new employee benefit or compensation plan or arrangement or amend, modify, materially alter the prior interpretation of or terminate any existing Company Plan, in each case for the benefit of any current or former Service Provider;

(p) hire any officer or any other Service Provider with annual base compensation of $200,000 or higher;

(q) terminate any officer or any other Service Provider with annual base compensation of $200,000 or higher or otherwise cause any such individual to resign, in each case other than for cause or poor performance (documented in accordance with the Company’s past practices);

(r) terminate, allow to lapse or expire, suspend, modify in any material respect or otherwise take any step to materially limit the effectiveness or validity of, or fail to maintain as valid and in full force and effect, any Permit (including all Company Permits);

(s) enter into any new line of business outside of its existing business;

(t) (i) sell, assign or transfer all or any portion of the Owned Company Intellectual Property, (ii) grant any licenses of Company Intellectual Property, excluding non-exclusive licenses entered into by the Company or any of its Subsidiaries in the ordinary course of business (iii) abandon, permit to lapse or cease to prosecute or maintain any of the Company Registered IP, or (iv) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any material trade secret of the Company or any of its Subsidiaries that is included in the Company Intellectual Property in a way that results in loss of material trade secret protection thereon, except for any such disclosures made as a result of publication of a patent application filed by the Company or any of its Subsidiaries or in connection with any required regulatory filing;

(u) adopt or implement any stockholder rights plan or similar arrangement;

(v) (i) commence, alone or with any third party, any research program or pre-clinical or clinical study that has not been disclosed to Parent prior to the date of this Agreement, (ii) unless mandated by any Governmental Entity, discontinue, terminate or suspend any ongoing research program or clinical study or (iii) unless mandated by any Governmental Entity, make any material change to, discontinue, terminate or suspend any ongoing clinical study; or

(w) authorize any of, or commit, resolve or agree to take any of, the foregoing actions.

Notwithstanding anything to the contrary set forth herein, nothing contained in this Agreement shall give Parent or its Affiliates, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries or to require consents from Parent, in violation of the HSR Act or any other applicable Law prior to the Closing. Prior to the Closing, the Company and each of its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.

Section 6.2 No Solicitation; Recommendation of the Merger.

(a) From and after the execution of this Agreement until the earlier of the Closing or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, the Company shall not, and shall authorize any of its Subsidiaries or any director, officer, employee, investment banker, financial advisor, attorney, accountant or other advisor, agent or representative (collectively, “Representatives”) of the Company or any of its Subsidiaries, and shall direct such Representatives not to, directly or indirectly, to (i) solicit, initiate, endorse, knowingly encourage or knowingly facilitate any inquiry, proposal or offer with respect to, or the making or completion of, any Acquisition Proposal, or any inquiry, proposal or offer that is reasonably likely to lead to any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding, or furnish to any Person any information or data with respect to, or otherwise cooperate in any way with, any Acquisition Proposal or (iii) resolve, agree or propose to do any of the foregoing. The Company shall, and shall cause each of its Subsidiaries and instruct the Representatives of the Company and its Subsidiaries to, (A) immediately cease and cause to be terminated all existing discussions and negotiations with any Person conducted heretofore with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person, (B) request the prompt return or destruction of all confidential information previously furnished with respect to any Acquisition Proposal or potential Acquisition Proposal pursuant to the terms of any Contract to do so, and (C) not terminate, waive, amend, release or modify any provision of any confidentiality or standstill agreement to which it or any of its Affiliates or Representatives is a party with respect to any Acquisition Proposal or potential Acquisition Proposal, and shall enforce the provisions of any such agreement, which shall include seeking any injunctive relief available to enforce such agreement unless, in each case with respect to this clause (C), the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, in which case the Company may, with prior written notice to Parent, take such action with respect to such standstill agreement solely to the extent necessary to permit the applicable Person, if it has not been solicited in violation of this Section 6.2(a), to make, on a confidential basis to the Company Board, an Acquisition Proposal, conditioned upon such Person agreeing to disclosure of such Acquisition Proposal to Parent, in each case as contemplated by this Section 6.2.

(b) Notwithstanding Section 6.2(a) or anything else to the contrary herein, if at any time following the execution of this Agreement and prior to the Acceptance Time, (1) the Company directly or indirectly receives a written Acquisition Proposal that the Company Board believes in good faith to be bona fide, (2) such Acquisition Proposal was unsolicited and did not otherwise result from a breach of Section 6.2(a), (3) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor) that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal, and (4) the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to take the actions referred to in clause (x) or (y) below would reasonably be expected to constitute a breach of its fiduciary duties to the stockholders of the Company under applicable Law, then the Company may (x) furnish information with respect to the Company and its Subsidiaries to the Person (including its Representatives (including, for these purposes, sources of financing)) making such Acquisition Proposal pursuant to a customary confidentiality agreement containing confidentiality terms substantially similar to, and no less favorable to the Company than, those set forth in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that (I) the Company shall provide Parent for informational purposes only a non-redacted copy of each confidentiality agreement the Company has executed in accordance with this Section 6.2 promptly (and in any event within 24 hours) after execution thereof and (II) any non-public information provided to any such Person shall have been previously provided to Parent or shall be provided to Parent prior to or substantially concurrently with the time it is provided to such Person, and (y) participate in discussions or negotiations with the Person making such Acquisition Proposal regarding such Acquisition Proposal. The Company shall not provide (and shall instruct its Representatives not to provide) any non-public information determined by the Company to be commercially or competitively sensitive in connection with the actions permitted by this Section 6.2(b), except in accordance with customary “clean room” or other similar procedures designed to limit any adverse effect of the sharing of such information on the Company, which procedures shall be consistent in all material respects with the Company’s practices in dealing with the disclosures of such information to Parent or its Representatives.

(c) Neither the Company Board nor any committee thereof shall: (i) (A) withdraw (or modify or qualify in any manner adverse to Parent or Merger Sub), or fail to include in the Schedule 14D-9, the Company Board Recommendation, (B) recommend or otherwise declare advisable the approval by the Company stockholders of any Acquisition Proposal or (C) resolve, agree or propose to take any such actions (each such action set forth in this Section 6.2(c)(i) being referred to herein as an “Adverse Recommendation Change”); or (ii) cause or permit the Company or any of its Subsidiaries to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract, except for an Acceptable Confidentiality Agreement (each, an “Alternative Acquisition Agreement”), in each case constituting or related to, or which is intended to or is reasonably likely to lead to, any Acquisition Proposal, or resolve, agree or propose to take any such actions.

(d)

(i) Notwithstanding Section 6.2(c), at any time prior to the Acceptance Time, in response to an Acquisition Proposal received after the execution of this Agreement that did not result from a breach of Section 6.2(a) and that the Company Board determines in good faith, after consultation with outside legal counsel and financial advisors, constitutes a Superior Proposal, the Company Board may, if the Company Board determines in good faith (after consultation with outside legal counsel and financial advisors) that the failure to do so would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to this Section 6.2, (x) make an Adverse Recommendation Change, or (y) cause the Company to terminate this Agreement in accordance with Section 8.1(d)(ii) and concurrently enter into a binding and definitive Alternative Acquisition Agreement with respect to such Superior Proposal; provided, however, that the Company may not make an Adverse Recommendation Change in response to a Superior Proposal or terminate this Agreement pursuant to Section 8.1(d)(ii) unless:

(A) the Company notifies Parent (the “Adverse Recommendation Change Notice”) in writing at least four Business Days (the “Notice Period”) before taking that action or actions of its intention to do so, and specifies the reasons therefor, including the terms and conditions of, and the identity of the Person making, such Superior

Proposal, and contemporaneously furnishes a copy (if any) of the proposed Alternative Acquisition Agreement and any other relevant transaction documents (it being understood and agreed that (x) any amendment to the financial terms or any other material term of such Superior Proposal shall require a new written notice by the Company and the Notice Period shall be extended, if applicable, to ensure that at least two Business Day remains in such period subsequent to the time the Company notifies Parent of any such amendment, and (y) none of (1) the determination in itself by the Company Board (or a committee thereof) that an Acquisition Proposal constitutes or would reasonably be expected to result in a Superior Proposal, (2) the delivery in itself by the Company to Parent of the notifications required by Section 6.2(d) or of an Adverse Recommendation Change Notice, or (3) the public disclosure of the matters described in clause (1) or (2), will constitute an Adverse Recommendation Change (in each case of clauses (1), (2) and (3), to the extent in accordance with this Agreement)); and

(B) if Parent makes a proposal during the Notice Period to adjust the terms and conditions of this Agreement, the Company Board, after taking into consideration the adjusted terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith (after consultation with outside counsel and its financial advisor) that such Superior Proposal continues to be a Superior Proposal and that the failure to make an Adverse Recommendation Change or terminate this Agreement, as applicable, would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

(ii) During the Notice Period prior to its effecting an Adverse Recommendation Change or terminating this Agreement as referred to above, the Company shall, and shall cause its financial and legal advisors to, negotiate with Parent in good faith (to the extent Parent seeks to negotiate) regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent. Notwithstanding anything to the contrary contained herein, neither the Company nor any of its Subsidiaries shall enter into any Alternative Acquisition Agreement unless this Agreement has been terminated in accordance with its terms (including the payment of the Termination Fee pursuant to Section 8.3(b), if applicable).

(e) From and after the execution of this Agreement until the earlier of the Acceptance Time or the date, if any, on which this Agreement is validly terminated pursuant to Section 8.1, in addition to the obligations of the Company set forth in Section 6.2(a), Section 6.2(b), Section 6.2(c) and Section 6.2(d), the Company promptly (and in any event within 24 hours of receipt) shall advise Parent in writing in the event the Company or any of its Subsidiaries or Representatives receives (i) any Acquisition Proposal or (ii) any proposal or offer that is or would reasonably be expected to lead to an Acquisition Proposal, in each case together with the identity of the Person making any such Acquisition Proposal, and a copy of any written proposal, offer or draft agreement provided by such Person. The Company shall keep Parent reasonably informed (orally and in writing) in all material respects on a timely basis of the status and details (including, within 24 hours after the occurrence of any material amendment, modification, development, discussion or negotiation) of any such Acquisition Proposal, proposal or offer, including furnishing copies of any material written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions. Without limiting any of the foregoing, the Company shall promptly (and in any event within 24 hours) notify Parent in writing if it determines to begin providing information or to engage in discussions or negotiations concerning an Acquisition Proposal pursuant to Section 6.2(b) or Section 6.2(d) and shall in no event begin providing such information or engaging in such discussions or negotiations prior to providing such notice. The Company shall provide Parent with at least 24 hours prior notice (or such shorter notice as may be provided to the Company Board) of a meeting of the Company Board (or a committee thereof) at which the Company Board (or committee thereof) is reasonably expected to consider an Acquisition Proposal.

(f) The Company agrees that any material breach of the restrictions set forth in this Section 6.2 by any Representative of the Company or any of its Subsidiaries acting or purporting to act in their capacities on behalf of the Company or any of its Subsidiaries shall be deemed to be a material breach of this Agreement by the Company.

(g) The Company shall not, and shall cause its Subsidiaries not to, enter into any confidentiality agreement with any Person subsequent to the date of this Agreement that would restrict the Company’s ability to comply with any of the terms of this Section 6.2, and represents that neither it nor any of its Subsidiaries is a party to any such agreement.

(h) The Company shall not take any action to exempt any Person (other than Parent, Merger Sub and their respective Affiliates) from the restrictions on “business combinations” contained in Section 203 of the DGCL (or any similar provision of any other Takeover Law) or otherwise cause such restrictions not to apply, or agree to do any of the foregoing, in each case unless such actions are taken substantially concurrently with a termination of this Agreement pursuant to Section 8.1(d)(ii).

(i) Nothing contained in Section 6.2 shall prohibit the Company from taking and disclosing a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop, look and listen” communication or similar communication of the type contemplated by Section 14d-9(f) under the Exchange Act) shall be deemed to be an Adverse Recommendation Change (including for purposes of Section 8.1(c)(ii)) unless the Company Board expressly reaffirms the Company Board Recommendation in such disclosure.

(j) Notwithstanding anything to the contrary contained in this Agreement, the Company Board may, in response to a material fact, event, change, development or set of circumstances (including any unforeseen acceleration or deceleration of existing changes, developments or circumstances) (other than an Acquisition Proposal occurring or arising after the execution of this Agreement or any event reasonably expected to lead to an Acquisition Proposal) that (a) was not known to the Company Board as of the execution of this Agreement nor reasonably foreseeable as of or prior to the execution of this Agreement and (b) does not relate in any way to (i) any Acquisition Proposal or any event reasonably expected to lead to an Acquisition Proposal, (ii) any events, changes or circumstances relating to Parent, Merger Sub or any of their Affiliates, (iii) clearance of the Merger or the expiration or termination of any waiting period under the Antitrust Laws, or (iv) the results of, or any data derived from, any pre-clinical or clinical testing being conducted by or on behalf of the Company or any of its Subsidiaries (such material fact, event, change, development or set of circumstances, an “Intervening Event”), withdraw or modify, or fail to make, in a manner adverse to Parent or

Merger Sub, the Company Board Recommendation (which shall be deemed to be an Adverse Recommendation Change) if the Company Board determines in good faith, after consultation with outside legal counsel to the Company Board, that in light of such Intervening Event, the failure of the Company Board to effect such an Adverse Recommendation Change would reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law; provided that no fact, event, change, development or set of circumstances shall constitute an Intervening Event if such fact, event, change, development or set of circumstances resulted from or arose out of the announcement, pendency or consummation of the Offer or the Merger; provided, further, that the Company Board shall not be entitled to exercise its right to make an Adverse Recommendation Change pursuant to this Section 6.2(i) unless the Company Board has (A) provided to Parent at least three Business Days’ prior written notice advising Parent that the Company Board intends to take such action and specifying the facts underlying the Company Board’s determination that an Intervening Event has occurred, and the reasons for the Adverse Recommendation Change, in reasonable detail, it being understood that neither (1) the delivery in itself by the Company to Parent of such notice, nor (2) the public disclosure of the matters described in clause (1), will constitute an Adverse Recommendation Change (in each case of clauses (1) and (2), to the extent in accordance with this Agreement); (B) during such three Business Day period, engaged in good faith negotiations with Parent (to the extent Parent seeks to negotiate) to amend this Agreement in such a manner that obviates the need for an Adverse Recommendation Change as a result of the Intervening Event; and (C) if Parent makes a proposal during such three Business Day period to amend this Agreement, the Company Board, after taking into consideration the amended terms and conditions of this Agreement as proposed by Parent, continues to determine in good faith, after consultation with outside legal counsel to the Company Board, that the failure of the Company Board to effect such an Adverse Recommendation Change in light of such Intervening Event would continue to reasonably be expected to result in a breach of its fiduciary duties to the stockholders of the Company under applicable Law.

(k) For purposes of this Agreement:

(i) “Acquisition Proposal” means any proposal or offer with respect to any transaction or series of related transactions involving (A) any direct or indirect acquisition or purchase or license, in one transaction or a series of related transactions, and whether through any merger, reorganization, consolidation, tender offer, self-tender, exchange offer, stock acquisition, asset acquisition, binding share exchange, business combination, recapitalization, liquidation, dissolution, joint venture, licensing or similar transaction, or otherwise, of (x) assets or businesses of the Company and its Subsidiaries that generate 20% or more of the net revenues or net income (for the 12-month period ending on the last day of the Company’s most recently completed fiscal quarter) or that represent 20% or more of the total assets (based on fair market value) of the Company and its Subsidiaries, taken as a whole, immediately prior to such transaction, or (y) 20% or more of any class of capital stock, other equity securities or voting power of the Company or any resulting parent company of the Company, or (B) any sale or license by the Company or any of its Subsidiaries of (other than any non-exclusive and non-material license granted by the Company or any of its Subsidiaries in the Ordinary Course of Business), or joint venture, partnership, collaboration or monetization transaction involving the Company or any of its Subsidiaries with respect to, bomedemstat, in each case other than the Offer, the Merger and the other transactions contemplated by this Agreement; and

(ii) “Superior Proposal” means any bona fide written Acquisition Proposal that has not been solicited in violation of Section 6.2(a) the Company Board determines in good faith (after consultation with outside counsel and its financial advisor), taking into account all material legal, financial, regulatory and other aspects of the proposal (including the financing terms) and the Person making the proposal (including the ability of such Person to finance and consummate such proposal), is (A) more favorable to the stockholders of the Company from a financial point of view than the Offer, the Merger and the other transactions contemplated by this Agreement (including any adjustment to the terms and conditions proposed by Parent in response to such proposal) and (B) reasonably likely of being completed on the terms proposed; provided, that, for purposes of this definition of “Superior Proposal,” references in the term “Acquisition Proposal” to “20%” shall be deemed to be references to “50%”.

Section 6.3 Access to Information; Confidentiality. The Company shall, and shall cause each of its Subsidiaries to, upon request, afford to Parent, Merger Sub and their respective Representatives reasonable access during normal business hours, during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all their respective properties, assets, books, contracts, commitments, personnel and records and, during such period (provided such access shall not unduly disrupt the Company’s and its Subsidiaries’ operations), the Company shall, and shall cause each of its Subsidiaries to, (a) furnish promptly to Parent a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities Laws and (b) use reasonable best efforts to furnish promptly to Parent all other information concerning its business, properties and personnel as Parent or Merger Sub may reasonably request (including Tax Returns filed and those in preparation and the workpapers of its auditors); provided, however, that the foregoing shall not require the Company to disclose, or cause to be disclosed, any information to the extent such disclosure would (i) contravene applicable Law, (ii) result in the loss of attorney-client privilege of the Company or any of its Subsidiaries or (iii) violate confidentiality obligations owed to a Person to the extent such confidentiality obligations were in effect prior to the execution of this Agreement. All such information shall be held confidential in accordance with the terms of the Amended and Restated Mutual Confidential Disclosure Agreement between Parent and the Company dated as of October 7, 2022 (the “Confidentiality Agreement”). No investigation pursuant to this Section 6.3 or information provided, made available or delivered to Parent pursuant to this Agreement shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder.

Section 6.4 Standard of Efforts; Governmental Approvals.

(a) Subject to the terms and conditions provided herein, each party agrees to use (and shall cause its respective Subsidiaries to use) its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Entity all documentation to effect all necessary notices, reports and other filings and (ii) obtaining as promptly as practicable and maintaining all Permits necessary or advisable to be obtained from any Governmental Entity in order to consummate the transactions contemplated by this

Agreement. To the extent permitted by applicable Law, the Company, Parent and Merger Sub agree that they will consult with each other with respect to the obtaining of all such necessary Permits and (1) the Company shall have the right to review and approve in advance all characterizations of the information relating to the Company and its Subsidiaries, (2) Parent shall have the right to review and approve in advance all characterizations of the information relating to Parent or Merger Sub, and (3) each of the Company and Parent shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated by this Agreement, in each case, that appear in any material filing made in connection with the transactions contemplated by this Agreement.

(b) In furtherance of, and not in limitation of the foregoing, each of the Company and Parent (and their respective controlled Affiliates, if applicable) shall: (i) as promptly as practicable, and in any event within 10 Business Days (or such other time as mutually agreed by the parties) after the date hereof, file or cause to be filed with the United States Federal Trade Commission and the United States Department of Justice any notifications required to be filed under the HSR Act with respect to the transactions contemplated by this Agreement, (ii) as promptly as practicable after the date hereof, make appropriate filings pursuant to any other applicable Antitrust Law with respect to the transactions contemplated by this Agreement and (iii) supply as promptly as practicable any additional information and documentary material that may be requested and to use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods or obtain any required authorizations under such Antitrust Laws as soon as practicable, including, pulling and refiling any notice under the HSR Act with the prior written consent of Parent and the Company (not to be unreasonably withheld, conditioned or delayed).

(c) Each party will (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry with respect to the transactions contemplated by this Agreement, (ii) promptly notify the other party of any substantive communication received from, or given to, any Governmental Entity with respect to the transactions contemplated by this Agreement and keep the other parties reasonably informed as to the status of any such substantive request, inquiry, investigation, or other communication, (iii) subject to applicable Law, and to the extent practicable, permit the other party to review in advance any proposed substantive communication by it to any Governmental Entity with respect to the transactions contemplated by this Agreement, and incorporate the other party’s reasonable comments, (iv) not agree to participate in any substantive meeting or discussion with any Governmental Entity in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend, and (v) furnish the other party with non-confidential copies of all substantive correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand, and any such Governmental Entity or its staff on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement.

(d) At Parent’s reasonable written request, the Company shall give (or shall cause its applicable Subsidiary to give) any notices to third parties, and use, and cause each of its Subsidiaries to use, reasonable best efforts to obtain any third party consents, approvals or waivers required to be obtained under any Material Contracts or other Contracts in connection with the consummation of the transactions contemplated by this Agreement; provided that neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent, agree to, or proffer, any consent fee, concession or other modification to the terms and conditions of any Contract in order to obtain any such consent. The Company shall reasonably coordinate and cooperate with Parent in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Material Contracts in connection with the consummation of the transactions contemplated by this Agreement and using commercially reasonable efforts to take or obtain, as applicable, any such actions, consents, approvals or waivers.

(e) Notwithstanding the foregoing or any other provision of this Agreement, (i) nothing in this Section 6.4 shall limit any applicable rights a party may have to terminate this Agreement pursuant to Article VIII and (ii) in no event shall Parent or Merger Sub be required to offer, accept or agree to, and the Company shall not, without Parent’s prior written consent, offer, accept or agree to (1) divest, dispose of or hold separate, or cause any of the Company’s Subsidiaries to dispose of or hold separate, any portion of the businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries (or a combination of the respective businesses, operations, assets or product lines of Parent, the Company or any of their respective Subsidiaries), (2) restrict, prohibit or limit the ability of Parent, the Company or any of their respective Subsidiaries to conduct its business or own its assets, (3) restrict, prohibit or limit the ownership or operation by the Company, Parent or any of their respective Subsidiaries of all or any portion of the business or assets of Parent, the Company, the Surviving Corporation or any of their respective Affiliates in any part of the world, (4) cause Parent or any of its Subsidiaries to divest any Shares, or (5) impose limitations on the ability of Parent or any of its Subsidiaries effectively to acquire, hold or exercise full rights of ownership of, any Shares, including the right to vote the Shares acquired or owned by Parent or any of its Subsidiaries on all matters properly presented to the stockholders of the Company (any such action described in this clause (ii), a “Non-Required Remedy”). Notwithstanding the foregoing or any other provision of this Agreement to the contrary, in no event shall Parent or any of its Subsidiaries be obligated to (x) enter into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Entity in connection with the transactions contemplated by this Agreement involving a Non-Required Remedy or (y) litigate or participate in the litigation of any Action, whether judicial or administrative, brought by any Governmental Entity challenging or seeking to restrain, prohibit or place conditions on the consummation of the Offer, the Merger or the other transactions contemplated by this Agreement or the ownership or operation by Parent, the Company or any of their respective Subsidiaries of all or any portion of their respective businesses as presently conducted and as currently proposed to be conducted and involving a Non-Required Remedy.

Section 6.5 Takeover Laws. The parties shall (a) take no action to cause any Takeover Law to become applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby and (b) if any Takeover Law is or becomes applicable to this Agreement, the Offer, the Merger or any of the other transactions contemplated hereby, use reasonable best efforts to take all reasonably practicable action necessary to ensure that the Offer, the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Law with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby.

Section 6.6 Stockholder Litigation. Until the valid termination of this Agreement in compliance with Article VIII: (a) each party shall promptly notify the other party of any stockholder litigation commenced or, to the knowledge of such first party, threatened in writing against such first party or any of its directors (or similar Persons) or executive officers relating to this Agreement, the Offer, the Merger or the other transactions contemplated hereby and shall keep such other party promptly and reasonably informed regarding any such litigation (including by providing copies of all pleadings with respect thereto); (b) the Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation against the Company or the Company’s officers or directors relating to any of the Offer, the Merger or any of the other transactions contemplated by this Agreement and shall give good faith consideration to Parent’s views with respect thereto; and (c) the Company shall not enter into any settlement agreement in respect of any stockholder litigation against the Company or the Company’s directors or officers relating to the Offer, the Merger or any of the other transactions contemplated hereby without Parent’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.7 Notification of Certain Matters.

(a) To the extent permitted by applicable Law, the Company and Parent shall promptly notify each other of (a) any written notice or other written communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, (b) any other written notice or written communication from any Governmental Entity in connection with the transactions contemplated hereby, or (c) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby; provided, however, that no such notification shall affect any of the representations, warranties, covenants, rights or remedies, or the conditions to the obligations of, the parties hereunder; and provided further that any delay by either the Company or Parent in providing such notice shall not be deemed to be a breach hereof except to the extent such delay gives rise to a material liability to the Company or to Parent.

(b) The Company will keep Parent and Merger Sub informed on a reasonably current basis of any material developments (including the occurrence of any serious adverse event), substantive meetings (including videoconferences or calls), conferences, discussions or negotiations with any Governmental Entity relating to the Products. Without limiting the generality of the foregoing, to the extent permitted by applicable Law, the Company will (i) promptly inform Parent, as reasonably in advance as practicable under the circumstances, of any material substantive meetings (including videoconferences or calls), conferences, written filings, written submissions, discussions, negotiations, written correspondence or other activities or written communications made by or on behalf of the Company or any of its Subsidiaries or any of their respective contract manufacturing organizations, contract research organizations or other Collaboration Partners to, between or with the FDA, the European Medicines Agency (“EMA”) or any other Governmental Entity performing functions similar to those performed by the FDA or EMA relating to any Product, (ii) promptly furnish Parent with all such substantive filings, submissions, and written correspondence and written communications, and (iii) without limiting the restrictions set forth in Section 6.1, promptly inform Parent of any material change to any study protocol, adding any new trial, making any material change to a manufacturing plan or process, making any material change to a development timeline or plan, or initiating or making any material change to any Product. Prior to attending any such meeting, or responding to or making any such communication with respect to any of the foregoing, the Company shall, and shall, as necessary, direct its Representatives to, consult with Parent and consider in good faith the views and comments of Parent in connection with, and reasonably in advance of, any such meeting or communication.

Section 6.8 Indemnification, Exculpation and Insurance.

(a) Parent and Merger Sub agree that all rights to indemnification, exculpation and advancement existing as of the date hereof in favor of the current or former directors and officers of the Company or its Subsidiaries as provided in the Company Charter, Company Bylaws, equivalent organizational documents of any Subsidiary of the Company or in any indemnification agreement set forth on Section 6.8(a) of the Company Disclosure Letter, in each case, as in effect on the date of this Agreement for acts or omissions occurring prior to the Effective Time shall be assumed and performed by the Surviving Corporation (and Parent shall cause the Surviving Corporation to so assume and perform) and shall continue in full force and effect for a period of six years after the Effective Time with respect to any claims against such directors or officers arising out of such acts or omissions, except as otherwise required by applicable Law. If, at any time prior to the sixth anniversary of the Effective Time, any such current or former director or officer delivers to the Company, its Subsidiaries, the Surviving Corporation, its Subsidiaries or Parent, as applicable, a written notice asserting a claim for indemnification under any of the provisions set forth in the preceding sentence, then the claim asserted in such notice shall survive the sixth anniversary of the Effective Time until such claim is fully and finally resolved.

(b) For a period of six years after the Effective Time, Parent shall cause to be maintained in effect the Company’s and its Subsidiaries’ current directors’ and officers’ liability insurance (or, as applicable, the substituted or extended coverage contemplated by clause (i) and (ii) of this Section 6.8(b)) covering each Person covered by the Company’s and its Subsidiaries’ directors’ and officers’ liability insurance policy (a correct and complete copy of which has been heretofore made available to Parent) for acts or omissions occurring prior to the Effective Time; provided, that (i) Parent may substitute therefor policies of an insurance company the material terms of which, including coverage and amount, are no less favorable in any material respect to such directors and officers than the Company’s existing policies as of the date hereof or (ii) the Company may obtain such extended reporting period coverage under its and its Subsidiaries’ existing insurance programs (to be effective as of the Effective Time); and provided further, that in no event shall Parent or the Company be required to pay annual premiums for insurance under this Section 6.8(b) in excess of 300% of the most recent annual premiums paid by the Company for such purpose, it being understood that Parent shall nevertheless be obligated to provide as much coverage as may be obtained for such 300% amount.

(c) If Parent, the Surviving Corporation or any of their successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 6.8.

(d) Notwithstanding anything to the contrary contained herein, the obligations under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any current or former director or officer of the Company or its Subsidiaries without the written consent of such Person (it being expressly agreed that such Persons shall be third party beneficiaries of this Section 6.8 and shall be entitled to enforce the covenants contained herein).

Section 6.9 Public Announcements. The Company, on the one hand, and Parent and Merger Sub, on the other hand, shall consult with each other before issuing, and give each other a reasonable opportunity to review and comment upon, any press release or other public statements (including filings with the SEC) with respect to this Agreement, the Offer, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any other public statements (including filings with the SEC) prior to such consultation and review, except (a) as may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system, or (b) to the extent consistent with prior press releases or public statements made pursuant to this Section 6.9 (including in response to questions from the press, analysts, investors or those attending industry conferences, internal announcements to employees, and disclosures with the SEC); provided, that the foregoing obligations of this Section 6.9 shall not apply to any communications regarding an Acquisition Proposal or Adverse Recommendation Change. Each of the parties hereto agrees that, promptly following execution of this Agreement, (i) the Company and Parent shall issue an initial joint press release with respect to the transactions contemplated by this Agreement, in a form mutually agreed to by the Company and Parent, (ii) the Company shall (A) file a current report on Form 8-K with the SEC attaching such initial press release and copy of this Agreement as exhibits and (B) file a pre-commencement communication on Schedule 14D-9 with the SEC attaching such initial press release and (iii) Parent and Merger Sub shall file a pre-commencement communication on Schedule TO with the SEC attaching such initial press release.

Section 6.10 Stock Exchange Delisting; Deregistration. Prior to the Closing Date, the Company shall cooperate with Parent and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of the Shares from Nasdaq and the deregistration of the Shares under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.11 Section 16 Matters. Prior to the Acceptance Time, the Company Board shall take all such steps as may be necessary or appropriate to cause the transactions contemplated by this Agreement, including any dispositions of Shares (including derivative securities with respect to such Shares) resulting from the transactions contemplated by this Agreement by each individual who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12 Employee Stock Purchase Plan. The Company shall take all actions with respect to the 2021 Company’s Employee Stock Purchase Plan (the “Company ESPP”) that are necessary to provide that: (A) the Company ESPP and all outstanding offering periods (or similar period during which Shares may be purchased) in effect as of the date hereof are terminated, effective as of December 1, 2022, (B) the outstanding options granted under the Company ESPP shall be exercised on November 30, 2022 and Shares thereunder purchased in accordance with the terms of the Company ESPP, and (C) all amounts credited to participants’ accounts as of December 1, 2022 that have not been used to purchase Shares will be returned to the participants (without interest thereon, except as otherwise required under applicable Law) as soon as administratively practicable thereafter. No new offering period shall be commenced under the Company ESPP prior to the termination of this Agreement.

Section 6.13 Employee Matters.

(a) For a period of one year following the Closing Date, Parent shall provide or cause to be provided to each employee of the Company or any of its Subsidiaries as of immediately prior to the Effective Time (each, a “Continuing Employee”) during such Continuing Employee’s continued employment with the Surviving Corporation (i) an annual base salary or wage rate that is at least equal to that provided to such Continuing Employee as of immediately prior to the Closing Date, (ii) target annual and/or short-term cash incentive compensation opportunities that are no less favorable than those provided to such Continuing Employee as of immediately prior to the Closing Date, (iii) other employee benefits (excluding any equity or equity-based or other long-term incentive compensation opportunities, change in control, transaction, retention or similar payments or benefits, and nonqualified deferred compensation, defined benefit pension and post-employment or retirement health and welfare benefits, and severance entitlements) that are substantially comparable in the aggregate to those provided to either such Continuing Employee as of immediately prior to the Closing Date or similarly situated employees of Parent and its Affiliates and (iv) for any Continuing Employee who is not party to an agreement with the Company providing for severance payments and benefits in effect on the date hereof, the severance payments and benefits set forth on Section 6.13(a) of the Company Disclosure Letter.

(b) Parent shall (or shall cause its Affiliates to) use commercially reasonable efforts to grant each Continuing Employee full credit for all prior service credited by the Company or any of its Subsidiaries under each employee benefit plan of Parent and its Affiliates in which such Continuing Employee is eligible to participate for purposes of determining eligibility to participate, vesting, and level of severance and paid time off accruals, to the same extent such service would be recognized by the Company or its applicable Subsidiary under any analogous Company Plan immediately prior to the Closing; provided, however, that such credit shall not result in a duplication of benefits; provided further, that such prior service shall not be credited or recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical program or other retiree welfare benefit programs or any defined benefit plan, in each case, that is sponsored or maintained by Parents or any of its Affiliates.

(c) Parent shall (or shall cause its Affiliates to) use reasonable best efforts to:

(i) waive all limitations as to pre-existing conditions, exclusions, active employment requirements, waiting periods and requirements to show evidence of good health with respect to participation and coverage requirements applicable to the Continuing Employees (and their eligible dependents) during the plan year in which the Closing Date occurs under any health and welfare plans of Parent or its Affiliates in which the Continuing Employees are eligible to participate on or after the Closing Date to the extent that such limitations were waived or met under any analogous Company Plan; and

(ii) provide each Continuing Employee, during the plan year in which the Closing Date occurs, with credit for the dollar amount of all co-payments, deductibles and similar expenses incurred by such Continuing Employee prior to the Closing Date in satisfying any applicable deductible or out-of-pocket requirements under any health and welfare plans of Parent or its Affiliates in which such Continuing Employee are eligible to participate on or after the Closing Date.

(d) Unless otherwise notified by Parent no fewer than five days prior to the Closing Date, the Company (or its applicable Affiliate) effective as of no later than one Business Day prior to the Closing Date, shall take all actions necessary and appropriate to: (i) terminate any Company Plan intended to qualify under Section 401(a) of the Code (the “Company 401(k) Plan”) in compliance with its terms and the requirements of applicable Law, including through any required withdrawal, spin-off and termination of such Company 401(k) Plan with the sponsoring entity thereof, (ii) make all employee and employer contributions to the Company 401(k) Plan for all periods of service prior to the Closing Date, including such contributions that would have been made had the transactions contemplated by this Agreement not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) one hundred percent (100%) vest all participants under the Company 401(k) Plan. By no later than the date prior to the Closing Date, the Company shall provide Parent with copies of the written action approving the termination of the Company 401(k) Plan in accordance with this Section 6.13(d) in a form reasonably satisfactory to Parent.

(e) Prior to the Acceptance Time, the Compensation Committee of the Company Board shall take all such actions as may be required to approve, as an employment compensation, severance, or other employee benefit arrangement in accordance with Rule 14d-10(d)(2) under the Exchange Act and the instructions thereto, any and all Compensation Actions taken after January 1 of the current fiscal year and prior to the Acceptance Time that have not already been so approved. For the purposes of this Agreement, “Compensation Action” means any (i) granting by the Company or its Subsidiaries to any present or former director or officer of any increase in compensation or benefits or of the right to receive any severance or termination compensation or benefit; (ii) entry by the Company or its Subsidiaries into any employment, consulting, indemnification, termination, change of control, non-competition, or severance agreement with any present or former director or officer, or any approval, amendment, or modification of any such agreement; or (iii) approval of, amendment to, or adoption of any Company Plan.

(f) Nothing in this Section 6.13, express or implied, (i) is intended to or shall confer upon any Person other than the parties hereto, including any Service Provider or any beneficiary or dependent thereof, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, (ii) shall establish, or constitute an amendment, termination or modification of, or an undertaking to amend, establish, terminate or modify, any benefit plan, program, agreement or arrangement or (iii) shall create any obligation on the part of the Company, Parent or any of their respective Affiliates to employ or engage any Service Provider for any period following Closing or otherwise interfere with Parent’s or any of its Affiliates’ right to terminate the employment or service of any Service Provider for any reason.

Section 6.14 Merger Sub Stockholder Approval. Parent shall, immediately following execution of this Agreement, adopt this Agreement in its capacity as sole stockholder of Merger Sub in accordance with applicable Law and the certificate of incorporation and bylaws of Merger Sub.

Section 6.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation and Parent shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, any of its Subsidiaries or Merger Sub, any other actions and things necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title, interest and possession in, to and under any of the rights, properties, assets, privileges, powers and franchises of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The obligation of each party to effect the Merger is subject to the satisfaction at or prior to the Closing of the following conditions:

(a) No Injunctions or Legal Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other legal restraint or prohibition shall be in effect, and no Law shall have been enacted, entered, promulgated, enforced or deemed applicable by any Governmental Entity that, in any such case, prohibits or makes illegal the consummation of the Merger; provided, however, that no party shall be permitted to invoke this Section 7.1(a) unless it shall have taken all actions required under this Agreement to have any such judgment, order or decree lifted.

(b) Consummation of the Offer. Merger Sub shall have consummated (within the meaning of Section 251(h) of the DGCL) the Offer.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.1 Termination. This Agreement may be terminated and the Offer and Merger may be abandoned at any time prior to the Acceptance Time (with any valid termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company:

(i) if (A) the Acceptance Time shall not have occurred by 11:59 p.m., Eastern time, on the Outside Date or (B) the Offer shall have expired or been validly terminated in accordance with its terms without Merger Sub having accepted for payment any Shares pursuant thereto; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party whose failure to fulfill in any material respect any of its obligations under this Agreement has been the primary cause of, or the primary factor that resulted in, the event specified in either of the foregoing clauses (A) or (B); or

(ii) if any court of competent jurisdiction or other Governmental Entity shall have issued a judgment, order, injunction, rule or decree (“Order”), or taken any other action restraining, enjoining or otherwise prohibiting any of the transactions contemplated by this Agreement and such judgment, order, injunction, rule, decree or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have taken all actions required under this Agreement to have any such judgment, order, injunction, rule, decree, ruling or other action lifted;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Acceptance Time (A) would result in the failure of an Offer Condition set forth in clause (c)(iv) of Exhibit A to be satisfied and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to the Company of such breach or failure; provided, that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if Parent or Merger Sub is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) if (A) an Adverse Recommendation Change shall have occurred, (B) the Company shall, within 10 Business Days of a tender or exchange offer that constitutes an Acquisition Proposal relating to securities of the Company having been commenced, fail to publicly recommend against such tender or exchange offer or (C) the Company shall have failed to publicly reaffirm its recommendation of the Merger within 10 Business Days after a request to do so by Parent following the date any Acquisition Proposal or any material modification thereto is first commenced, publicly announced, distributed or disseminated to the Company’s stockholders (provided that Parent may only make such request once every 30 days);

(d) by the Company:

(i) if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, which breach or failure to perform or to be true, either individually or in the aggregate, if occurring or continuing at the Acceptance Time (A) would result in a Parent Material Adverse Effect and (B) cannot be or has not been cured by the earlier of (1) the Outside Date and (2) 30 days after the giving of written notice to Parent of such breach or failure; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d)(i) if it is then in material breach of any of its covenants or agreements set forth in this Agreement; or

(ii) in order to accept a Superior Proposal in accordance with Section 6.2(d); provided, that the Company shall have (A) substantially concurrently with such termination entered into the associated Alternative Acquisition Agreement, (B) otherwise complied with all provisions of Section 6.2(d), including the notice provisions thereof, and (C) paid any amounts required to be paid by the Company pursuant to Section 8.3(b).

The party desiring to terminate this Agreement pursuant to this Section 8.1 (other than pursuant to Section 8.1(a)) shall give written notice of such termination to the other party.

Section 8.2 Effect of Termination. In the event of termination of the Agreement, this Agreement shall immediately become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or the Company, provided, that:

(a) the Confidentiality Agreement and the provisions of Section 6.9 (Public Announcements), this Section 8.2, Section 8.3 (Fees and Expenses), Section 9.2 (Notices), Section 9.5 (Entire Agreement), Section 9.6 (No Third Party Beneficiaries), Section 9.7 (Governing Law), Section 9.8 (Submission to Jurisdiction), Section 9.9 (Assignment; Successors), Section 9.10 (Specific Performance), Section 9.12 (Severability), Section 9.13 (Waiver of Jury Trial) and Section 9.16 (No Presumption Against Drafting Party) (including, in each case, the defined terms used therein) shall survive the termination hereof;

(b) the Company may have liability as provided in Section 8.3; and

(c) no such termination shall relieve any party from any liability or damages arising out of a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or intentional fraud, in which case the non-breaching party shall be entitled to all rights and remedies available at Law or in equity.

Section 8.3 Fees and Expenses.

(a) Except as otherwise provided in this Section 8.3, all fees and expenses incurred in connection with this Agreement, the Offer, the Merger and the other transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Offer or the Merger is consummated, except that Parent shall pay all filing fees payable pursuant to the HSR Act and the Paying Agent as contemplated by Section 3.3.

(b) In the event that:

(i) (A) after the date of this Agreement and prior to the termination of this Agreement pursuant to Section 8.1(b)(i) or Section 8.1(c)(i), an Acquisition Proposal is made directly to the Company’s stockholders or is otherwise publicly disclosed or otherwise communicated in writing to senior management of the Company or the Company Board, (B) this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) or by Parent pursuant to Section 8.1(c)(i), and (C) within 12 months after the date of such termination, the Company enters into a definitive written agreement in respect of any Acquisition Proposal, or recommends or submits an Acquisition Proposal to its stockholders for adoption, or a transaction in respect of any Acquisition Proposal is consummated, which, in each case, need not be the same Acquisition Proposal that was made, disclosed or communicated prior to termination hereof (provided, that for purposes of this clause (C), each reference to “20%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%”);

(ii) this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by the Company pursuant to Section 8.1(d)(ii);

then, in any such event, the Company shall pay to Parent a fee of $47,100,000.00 (the “Termination Fee”), it being understood that in no event shall the Company be required to pay the Termination Fee on more than one occasion; provided, that the payment by the Company of the Termination Fee pursuant to this Section 8.3 shall not relieve the Company from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

(c) Payment of the Termination Fee shall be made by wire transfer of same-day funds to the accounts designated by Parent (i) on the earliest of the execution of a definitive agreement with respect to, submission to the stockholders of, or consummation of, any transaction contemplated by an Acquisition Proposal, as applicable, in the case of a Termination Fee payable pursuant to Section 8.3(b)(i), (ii) as promptly as reasonably practicable after termination (and, in any event, within three Business Days thereof), in the case of termination by Parent pursuant to Section 8.1(c)(ii), or (iii) simultaneously with, and as a condition to the effectiveness of, termination, in the case of a termination by the Company pursuant to Section 8.1(d)(ii).

(d) The Company acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts required to be paid by the Company pursuant to Section 8.3(b), and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for the amounts set forth in Section 8.3(b) required to be paid by the Company, the Company shall pay to Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees and expenses of external counsel) in connection with such suit, together with interest on the amounts due pursuant to Section 8.3(b) from the date such payment was required to be made until the day immediately prior to the date of payment at the prime lending rate as published in The Wall Street Journal in effect on the date such payment was required to be made.

Notwithstanding anything to the contrary in this Agreement, but subject to the final sentence of this paragraph, upon payment of the Termination Fee pursuant to Section 8.3(b), none of the Company, any Subsidiaries of the Company or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, affiliates, agents or other Representatives shall have any further liability or obligation relating to or arising out of the termination of this Agreement. Subject to the final sentence of this paragraph, if paid, Parent’s receipt of the Termination Fee is the sole and exclusive remedy of Parent and Merger Sub in respect of the termination of this Agreement, whether at law, in equity, in contract, in tort or otherwise. Notwithstanding anything to the contrary in this Agreement, the payment by the Company of the Termination Fee pursuant to this Section 8.3 shall not relieve the Company from any liability or damage resulting from a Willful Breach of any of its representations, warranties, covenants or agreements set forth in this Agreement or fraud.

Section 8.4 Amendment or Supplement. Subject to the immediately following sentence, this Agreement may be amended, modified or supplemented by the parties by action taken or authorized by, in the case of Parent, its Board of Managers, and in the case of Merger Sub or the Company, their respective Boards of Directors, at any time prior to the Acceptance Time; provided, however, that after Merger Sub has accepted for payment and paid for Shares pursuant to the Offer, no amendment may be made which decreases the Merger Consideration. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

Section 8.5 Extension of Time; Waiver. Subject to the immediately following sentence, at any time prior to the Acceptance Time, the parties hereto may, by action taken or authorized by, in the case of Parent, its Board of Managers, and in the case of Merger Sub or the Company, their respective Boards of Directors, to the extent permitted by applicable Law and this Agreement, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto or (c) waive compliance with any of the agreements or conditions of the other parties contained herein. Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations and Warranties. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Closing.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) (x) on the date of delivery if delivered personally or (y) if delivered by e mail, on the date of delivery if such day is a Business Day or the next succeeding day if such day is not a Business Day (provided, in each case, that no “bounce-back” or notice of non-delivery is received), (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing in compliance with this Section 9.2 by the party to receive such notice:

(i) if to Parent, Merger Sub or the Surviving Corporation, to:

Merck Sharp & Dohme LLC 126 East Lincoln Avenue
P.O. Box 2000
Rahway, NJ 07065 USA
Attention: Office of Secretary
E-mail: office.secretary@merck.com with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme LLC 126 East Lincoln Avenue
P.O. Box 2000
Rahway, NJ 07065 USA
Attention: Senior Vice President, Business Development with a copy (which shall not constitute notice) to:

Gibson, Dunn & Crutcher LLP
200 Park Avenue
New York, NY 10166-0193
Attention: Saee Muzumdar
E-mail: smuzumdar@gibsondunn.com

(ii) if to Company, to:

303 Twin Dolphin Drive
6th Floor
Redwood City, CA 94065
Attention: Hugh Rienhoff
E-mail: hugh@imagobio.com

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
Attention: Benjamin A. Potter; Luke J. Bergstrom;
Max Schleusener
E-mail: benjamin.potter@lw.com; luke.bergstrom@lw.com;
max.schleusener@lw.com

Section 9.3 Certain Definitions. For purposes of this Agreement:

(a) “Affiliate” of any Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person;

(b) “Antitrust Laws” means the HSR Act, the Sherman Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the Federal Trade Commission Act of 1914, as amended, and any other federal, state or foreign Law, regulation, or decree designed to prohibit, restrict, or regulate actions for the purpose or effect of monopolization or restraint of trade or significant impediment of effective competition;

(c) “Business Day” has the meaning given to such term in Rule 14d-1(g) under the Exchange Act; provided, that if the Secretary of State for the State of Delaware is not open for the general transaction of business on the date that would be the Closing Date as otherwise required pursuant to Section 2.2, then such day shall not be deemed a “Business Day” for purposes of Section 2.2;

(d) “CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. No. 116-136 (H.R. 748)), and any successor statute(s), together with any regulations, rulings, orders or guidance related thereto issued by any applicable Governmental Entity;

(e) “Collaboration Partners” means any of the Company’s or any of its Subsidiaries’ licensees or licensors or any third party with which the Company or any of its Subsidiaries has entered into a Contract that relates to the research, development, supply, manufacturing, testing, distribution, import, export or commercialization of any Product;

(f) “Company Intellectual Property” means Owned Company Intellectual Property and Licensed Company Intellectual Property;

(g) “Company Stock Plan” means each of the Amended and Restated Imago BioSciences, Inc. 2012 Equity Incentive Plan and the Imago BioSciences, Inc. 2021 Incentive Award Plan;

(h) “control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise;

(i) “Copyrights” means all copyrights (including all copyrights in any packaging, package inserts, website content, social media content, marketing or promotional materials, labeling information or other text provided to consumers), mask works, and similar rights, whether registered or unregistered, and all rights in any copyrightable works, in each case, throughout the world, all registrations and applications for any of the foregoing and all extension, restorations and renewals thereof, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction;

(j) “COVID-19” means SARS-CoV-2 or COVID-19, and any variants or evolutions thereof or related or associated epidemics, pandemic or disease outbreaks;

(k) “COVID-19 Actions” means any actions taken by the Company or any of its Subsidiaries in connection with (i) mitigating the adverse effects occurring after the date of this Agreement of events caused by COVID-19 or the public health emergency resulting therefrom (including as reasonably necessary to protect the health and safety of customers, suppliers, employees and other business relationships of the Company and the Subsidiaries of the Company) or (ii) ensuring compliance by the Company and its Subsidiaries and their respective directors, officers and employees with any COVID-19 Measure;

(l) “COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, order, directive, guideline or recommendation by any Governmental Entity or public health agency in connection with or in response to COVID-19, including, but not limited to, the CARES Act and all guidelines and requirements of OSHA and the Centers for Disease Control and Prevention, such as social distancing, cleaning, and other similar or related measures;

(m) “Federal Health Care Program” has the meaning set forth in 42 U.S.C. 1320a-7b(f);

(n) “Good Clinical Practices” means the applicable requirements for the design, conduct, performance, monitoring, auditing, recording, analysis, and reporting of clinical trials, protection of human subjects, financial disclosure by clinical investigators, and institutional review boards, including as promulgated by the FDA at 21 C.F.R. Parts 50, 54, 56 and 312 and other applicable regulations promulgated under the FDCA, as well as the International Conference on Harmonization Guideline E6(R2) Good Clinical Practice, or any comparable applicable Laws outside the United States;

(o) “Good Laboratory Practices” means the FDA’s standards for conducting non-clinical laboratory studies contained in 21 C.F.R. Part 58 or any comparable applicable Laws outside the United States;

(p) “Good Manufacturing Practices” means the current good manufacturing practices for drugs and finished pharmaceutical products contained in (a) 21 C.F.R. Parts 210 and 211, (b) 21 U.S.C. § 351, or (c) any other requirements of an applicable Governmental Entity in each jurisdiction where any of the Company, its Subsidiaries and a third party acting on the Company or any of its Subsidiaries’ behalf, is undertaking or has undertaken manufacturing activities as of or prior to the Closing Date, as in effect at the time of manufacture;

(q) “Healthcare Laws” means, to the extent related to the conduct of Parent’s business or the Company’s or any of its Subsidiaries’ businesses, as applicable, (i) all federal and state fraud and abuse Laws, including, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), Sections 1320a-7 and 1320a-7a of Title 42 of the United States Code and the regulations promulgated pursuant to such statutes, (ii) Titles XVIII (42 U.S.C. §1395 et seq.) and XIX (42 U.S.C. §1396 et seq.) of the Social Security Act and the regulations promulgated thereunder, (iii) the federal “Sunshine Law” or Open Payments (42 U.S.C. § 1320a-7h) and state or local Laws regulating or requiring reporting of interactions between pharmaceutical manufacturers and members of the healthcare industry and regulations promulgated thereunder, (iv) the Public Health Services Act of 1944, as amended, and (v) the FDCA and all statutes, rules or regulations of applicable governmental authorities applicable to the ownership, testing, research, development, manufacture, quality, safety, accreditation, packaging, storage, use, distribution, labeling, promotion, sale, offer for sale, import, export or disposal of pharmaceutical products, including current Good Manufacturing Practices;

(r) “Indebtedness” means, as of any time, without duplication and with respect to any Person, the outstanding principal amount of, accrued and unpaid interest on, and other payment obligations (including, without limitation, any fees, expenses, breakage fees, or similar prepayment premiums or prepayment or redemption premiums, make-whole payments or other yield protection payments), in each case, arising under (i) all obligations for borrowed money, or with respect to unearned advances of any kind to such Person, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) any leases that should be characterized as capital leases in accordance with GAAP, (iv) all guarantees and arrangements having the economic effect of a guarantee of any Indebtedness of any other Person, (v) all outstanding reimbursement obligations in respect of drawn letters of credit, performance bonds, surety bonds, bankers’ acceptances or similar instruments, and (vi) obligations of the type referred to in the foregoing clauses (i) through (v) above of any Person (other than such Person) the payment of which such Person is responsible or liable, directly or indirectly, as obligor, guarantor, surety or otherwise, including any guarantee of such obligations;

(s) “Intellectual Property” means all intellectual property and proprietary rights of any kind or nature, whether protected, created or arising under any Law, including the following: (i) Patents, (ii) Trademarks, (iii) Copyrights, (iv) Know-How, (v) all rights in designs, databases, data, collections of data, and compilations of data, (vi) domain names (both gTLDs and ccTLDs), social media account credentials and handles, and all accounts therefor, (vii) all rights to sue for past, present, and future infringements, misappropriations, or other violations of any of the foregoing, (viii) all rights to secure or recover the proceeds of the foregoing, including licenses, royalties, income, payments, claims, and damages and (ix) all other rights similar or pertaining to any of the foregoing in any country worldwide;

(t) “IP Contracts” means all Contracts (i) that relate to a Product, Company Intellectual Property, Licensed Company Intellectual Property or Intellectual Property of any third party, and under which the Company or any its Subsidiaries has obtained from, granted to, or assigned to, any third party any license, sublicense, covenant not to sue, right of first refusal, right of first negotiation, right of first offer, option, co-existence agreement, settlement agreement, or other right, title or interest in or to (including any right to enforce, defend, or control the prosecution of) or (ii) under which the Company or its Subsidiaries is expressly restricted from using, in each case (i) and (ii) of this definition, any Intellectual Property;

(u) “Know-How” means all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how, and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, assays, chemical and biological materials, devices, methods, patterns, formulations, and specifications;

(v) “knowledge” of any party means the actual knowledge of any executive officer of such party, after reasonable inquiry; provided, however, that such reasonable inquiry shall not apply with respect to references to the Company’s “actual” knowledge in Section 4.25(c) and Section 4.25(l);

(w) “Licensed Company Intellectual Property” means all Intellectual Property that is in-licensed by the Company or any of its Subsidiaries;

(x) “Material Adverse Effect” means any event, change, circumstance, occurrence, effect or state of facts that (A) is or would reasonably be expected to be materially adverse to the business, assets, liabilities, condition (financial or otherwise) or results of operations of the Company and its Subsidiaries, taken as a whole or (B) would prevent the Offer, the Merger or any of the other transactions contemplated by this Agreement prior to the Outside Date; provided, however, that in the case of clause (A) only, Material Adverse Effect shall not include any event, change, circumstance, occurrence, effect or state of facts to the extent resulting from (1) changes or conditions generally affecting the industry in which the Company and its Subsidiaries operate, or any economy or any financial or securities markets, (2) the outbreak or escalation of war or acts of terrorism, (3) any plagues, pandemics (including COVID-19) or any escalation or worsening or subsequent waves thereof, epidemics, hurricane, tornado, tsunami, flood, volcanic eruption, earthquake, or other natural disaster, (4) any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Laws, directives, restrictions, guidelines, responses or recommendations of or promulgated by any Governmental Entity, including the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to any pandemic (including COVID-19), (5) any failure, in and of itself, by the Company to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period ending on or after the date hereof, (6) any change in and of itself in the market price or trading volume of the Shares, (7) changes in Law, GAAP, any applicable accounting standards or any interpretation of any of the foregoing, in each case first proposed after the date hereof, (8) the announcement or pendency of the transactions contemplated hereby, or (9) any action taken that is expressly required by, or the omission of any action that is expressly prohibited by, this Agreement, provided, that, (i) with respect to clauses (1), (2), (3) and (4), the impact of such event, change, circumstance, occurrence, effect or state of facts is not disproportionately and materially adverse to the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate, in which case, the incremental disproportionate and material adverse impact or impacts may be taken into account in determining whether there has been a Material Adverse Effect, and (ii) with respect to clauses (5) and (6), the facts or occurrences giving rise to or contributing to such change or condition that are not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect;

(y) “Non-PEO Plan” means each Company Plan other than a PEO Plan;

(z) “Off-the-Shelf Software” means software, other than open source software, obtained from a third party (i) on general commercial terms and that continues to be widely available on such commercial terms, (ii) that is not distributed with or incorporated in any product or services of the Company, Parent or any of their Subsidiaries, as applicable, (iii) that is used for business infrastructure or other internal purposes and (iv) was licensed for fixed payments of less than $250,000 in the aggregate or annual payments of less than $250,000 per year;

(aa) “Ordinary Course of Business” means, with respect to any Person, the ordinary course of business consistent with the applicable Person’s past custom and practice;

(bb) “Owned Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned, whether wholly or jointly with others, by the Company or any of its Subsidiaries;

(cc) “Patents” means all national, regional and international statutory invention registrations, issued patents, and patent applications of any kind, including all applications and filings made pursuant to the Patent Cooperation Treaty (PCTs), provisional applications, non-provisional applications, converted provisional applications, requests for continued examination, continuation applications, continuation-in-part applications, divisional applications, substitutions, additions, reexaminations, reissue applications, supplemental examinations, oppositions, inter partes review, post-grant review, transitional program for covered business method patent review, interference proceedings, derivation proceedings, all rights in respect of design patents, utility models, certificates of invention, and any similar rights, including so-called pipeline protection, patent term extension, and supplemental protection certificates, all patent rights in inventions disclosed in each such registration, patent or patent application, and all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction, including all earlier-filed applications from which benefit or priority rights are derived, and all extensions, restorations, and renewals of any of the foregoing;

(dd) “PEO” means a professional employer organization or co-employer organization;

(ee) “PEO Plan” means each Company Plan sponsored by a PEO;

(ff) “Permitted Liens” means Liens (i) for current Taxes and assessments not yet past due or the amount or validity of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the Ordinary Course of Business of the Company or such Subsidiary, (iii) any such matters of record, Liens and other imperfections of title that do not, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate in the business of the Company and its Subsidiaries as currently conducted and (iv) non-exclusive licenses to Intellectual Property granted in the Ordinary Course of Business of the Company or its Subsidiaries;

(gg) “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including any Governmental Entity;

(hh) “Personal Information” means any information defined as “personal data”, “personally identifiable information” or “personal information” or any functional equivalent of these terms relevant under any Privacy Laws, including any information that identifies, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked with any individual or household;

(ii) “Privacy Laws” means any applicable Law relating to privacy, data security, data protection, sending solicited or unsolicited electronic mail and text messages, cookies, trackers and collection, processing, transfer, disclosure, sharing, storing, security and use of Personal Information as applicable in all relevant jurisdictions, including, to the extent applicable, the European General Data Protection Regulation of April 27, 2016 (Regulation (EU) 2016/679) and/or any implementing or equivalent national applicable Laws, the UK Data Protection Act 2018 and the General Data Protection Regulation (EU) 2016/679 as incorporated into UK Law pursuant the European Union (Withdrawal) Act 2018, the Brazilian General Data Protection Law (Lei Geral de Proteção de Dados Pessoais), as well as U.S. federal and state applicable Laws, in particular, the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et seq.), the California Consumer Privacy Act of 2018, the California Privacy Rights Act, when applicable (and no later than as of January 1, 2023), and the New York SHIELD Act;

(jj) “Products” means (i) bomedemstat, (ii) any other product that the Company or any of its Subsidiaries has manufactured, distributed, marketed or sold, or is manufacturing, distributing, marketing, or selling and (iii) any other products currently under preclinical or clinical development by the Company or any of its Subsidiaries;

(kk) “Review Board” means all institutional review boards, privacy boards, data safety monitoring boards or ethics committees responsible for review, oversight, or approval of any clinical trial involving a Product in any jurisdiction;

(ll) “Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic);

(mm) “Sanctioned Person” means any Person (a) listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned or, where relevant under applicable Sanctions, controlled, by any such Person or Persons;

(nn) “Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, or His Majesty’s Treasury of the United Kingdom;

(oo) “Service Provider” means, at any relevant time, any director, officer, employee (whether temporary, part-time or full-time), consultant or individual independent contractor of the Company or any of its Subsidiaries;

(pp) “Shares” means shares of the common stock, par value $0.0001 per share, of the Company;

(qq) “Subsidiary” means, with respect to any Person, any other Person of which stock or other equity interests having ordinary voting power to elect at least 50% of the board of directors or other governing body are owned, directly or indirectly, by such first Person;

(rr) “Tax Return” means any return, declaration, report, certificate, bill, election, claim for refund, information return, statement or other written information and any other document filed or supplied or required to be filed or supplied to any Governmental Entity with respect to Taxes, including any schedule, attachment or supplement thereto, and including any amendment thereof;

(ss) “Taxes” means all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, stock, ad valorem, transfer, transaction, franchise, profits, gains, registration, license, wages, lease, service, service use, employee and other withholding, social security, unemployment, welfare, disability, payroll, employment, excise, severance, stamp, environmental, occupation, workers’ compensation, premium, real property, personal property, escheat or unclaimed property, windfall profits, net worth, capital, value-added, alternative or add-on minimum, customs duties, estimated and other taxes, fees, assessments, charges or levies of any kind whatsoever (whether imposed directly or through withholding and including taxes of any third party in respect of which a Person may have a duty to collect or withhold and remit and any amounts resulting from the failure to file any Tax Return), whether disputed or not, together with any interest and any penalties, additions to tax or additional amounts with respect thereto;

(tt) “Trade Controls” means (a) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered, or enforced by the U.S. government, including the Arms Export Control Act (22 U.S.C. §1778), the International Emergency Economic Powers Act (50 U.S.C. §§1701–1706), Section 999 of the Internal Revenue Code, the U.S. customs laws at Title 19 of the U.S. Code, the Export Control Reform Act of 2018 (50 U.S.C. §§4801-4861), the International Traffic in Arms Regulations (22 C.F.R. Parts 120–130), the Export Administration Regulations (15 C.F.R. Parts 730-774), the U.S. customs regulations at 19 C.F.R. Chapter I, and the Foreign Trade Regulations (15 C.F.R. Part 30); and (b) all applicable trade, export control, import, and antiboycott laws and regulations imposed, administered or enforced by any other country, except to the extent inconsistent with U.S. law;

(uu) “Trademarks” means all trademarks, trade names, trade dress, service marks, logos, trade styles, certification marks, collective marks, designs, product configuration rights, industrial designs, and other identifiers of source, origin, or quality, and all other general intangibles of a like nature, whether registered or unregistered, all registrations and applications for any of the foregoing and all renewals thereof, all rights and priorities afforded under any Law with respect to any of the foregoing in any jurisdiction and all goodwill associated with any of the foregoing; and

(vv) “Willful Breach” means an intentional and willful material breach, or an intentional and willful material failure to perform, in each case that is the consequence of an act or omission by a party with the knowledge that the taking of such act or failure to take such act would cause a breach of this Agreement.

Section 9.4 Interpretation. When a reference is made in this Agreement to a Section, Article, Exhibit or Schedule such reference shall be to a Section, Article, Exhibit or Schedule of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement or in any Exhibit or Schedule are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth herein. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation,” unless otherwise specified. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement. The term “party” or the “parties” mean the parties to this Agreement unless otherwise specified or the context otherwise requires. The term “or” is not exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” References to days mean calendar days unless otherwise specified. References to a particular Person includes such Person’s successors and permitted assigns. References (a) to any Law shall be deemed to refer to such Law as amended from time to time and to any rules, regulations or interpretations promulgated thereunder and (b)

to any Contract are to that Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. When calculating the period of time before which, within which or following which any act is to be done or step to be taken pursuant to this Agreement, unless applicable Law expressly requires otherwise, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day. The Company shall be deemed to have disclosed or made available materials or documents referenced in this Agreement if the same has been made available to Parent by means of the “Imago Data Room” and “Imago Data Room (Limited Access-HR)” virtual data rooms hosted by Box on behalf of the Company in connection with the transactions contemplated by this Agreement at least 4 hours prior to the execution and delivery of this Agreement.

Section 9.5 Entire Agreement. This Agreement (including the Exhibits hereto), the Company Disclosure Letter, the Parent Disclosure Letter, the Confidentiality Agreement and the Support Agreements constitute the entire agreement, and supersede all prior written agreements, arrangements, communications and understandings and all prior and contemporaneous oral agreements, arrangements, communications and understandings among the parties with respect to the subject matter hereof and thereof.

Section 9.6 No Third-Party Beneficiaries.

(a) Except as provided for in Section 6.8 (but only following the Closing) and for the rights of the holders of Shares to receive the consideration contemplated by Section 3.3 following the Effective Time, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

(b) The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.7 Governing Law. This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws principles of the State of Delaware.

Section 9.8 Submission to Jurisdiction. Each of the parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any party or its Affiliates against any other party or its Affiliates shall be brought and determined in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then any such legal action or proceeding may be brought in any federal or state court located in Wilmington, Delaware. Each of the parties hereby irrevocably submits to the jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the parties agrees not to commence any action or proceeding relating thereto except in the courts described above in Delaware, other than actions or proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the parties further agrees that notice as provided in Section 9.2 shall constitute sufficient service of process and the parties further waive any argument that such service is insufficient. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 9.9 Assignment; Successors. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any party without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, however, that each of Parent and Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to (a) any of its Affiliates at any time, or (b) after the Effective Time, to any Person, provided, in the case of each of the foregoing clauses (a) or (b), that no such assignment shall relieve Parent or Merger Sub of their respective obligations hereunder, Parent shall remain as the primary obligor hereunder and no such assignment shall impede or delay the consummation of the transactions contemplated hereby. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns.

Section 9.10 Specific Performance. The parties agree that irreparable damage would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its terms or otherwise breach such provisions. Accordingly, prior to any termination of this Agreement pursuant to Section 8.1, the parties acknowledge and agree that each party shall be entitled to an injunction, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware, provided, that if jurisdiction is not then available in the Court of Chancery of the State of Delaware, then in any federal or state court located in Wilmington, Delaware, this being in addition to any other remedy to which such party is entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

Section 9.11 Currency. All references to “dollars” or “$” or “US$” in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

Section 9.12 Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

Section 9.13 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.14 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

Section 9.15 .pdf Signature. This Agreement may be executed by .pdf signature and a .pdf signature shall constitute an original for all purposes.

Section 9.16 No Presumption Against Drafting Party. Each of Parent, Merger Sub and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 9.17 Certain Merger Sub Matters. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, terms, conditions and undertakings that are required to be performed discharged or complied with following the Effective Time.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

MERCK SHARP & DOHME LLC

By:	/s/ Robert M. Davis
Name: Robert M. Davis
Title: President & Chief Executive Officer

M-INSPIRE MERGER SUB, INC.

By:	/s/ Rita Karachun
Name: Rita Karachun
Title: President

IMAGO BIOSCIENCES, INC.

By:	/s/ Hugh Y. Rienhoff, Jr.
Name: Hugh Y. Rienhoff, Jr.
Title: Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

EXHIBIT A

CONDITIONS TO THE OFFER

Notwithstanding any other term of the Offer or the Merger Agreement (as defined below), Merger Sub shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act (relating to Merger Sub’s obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares tendered pursuant to the Offer and, subject to the terms of the Merger Agreement, may delay the acceptance for payment of or payment for Shares or may terminate or amend the Offer, if:

(a) as of one minute following 11:59 p.m., Eastern time, on the scheduled Expiration Date, there shall not have been validly tendered (not counting as validly tendered any Shares tendered pursuant to guaranteed delivery procedures that have not yet been delivered in settlement or satisfaction of such guarantee) and not withdrawn a number of Shares that, together with the Shares, if any, then owned by Parent or any of its Subsidiaries, would represent at least one Share more than 50% of the number of Shares that are then issued and outstanding (the “Minimum Condition”);

(b) as of one minute following 11:59 p.m., Eastern time, on the scheduled Expiration Date, the applicable waiting period under the HSR Act in respect of the transactions contemplated by this Agreement shall not have expired or been terminated (the “HSR Condition”);

(c) any of the following conditions shall exist or shall have occurred and be continuing as of immediately prior to the Acceptance Time:

(i) any Order shall have been issued (and still be in effect) by any Governmental Entity of competent jurisdiction preventing the consummation of the Offer or the Merger, or any Law shall have been enacted or deemed applicable to the Offer or the Merger (and still be in effect) by any Governmental Entity that prohibits or makes illegal the consummation of the Offer or the Merger; provided, however, that Parent and Merger Sub shall not be permitted to invoke this clause (c)(i) unless they shall have taken all actions required under this Agreement to have any such order, injunction, decision, directive or decree lifted;

(ii) there shall be instituted, pending or threatened in writing any Action by any Governmental Entity seeking any Non-Required Remedy;

(iii) since the date of the Merger Agreement, there shall have occurred any event, change, circumstance, occurrence, effect or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

(iv) (A) the Company shall have breached in any material respect or failed to perform in any material respect any of its obligations, covenants or agreements under the Merger Agreement (for purposes of this clause (c)(iv)(A), subject to the final sentence of Section 6.7(a)), (B)(1)(I) the representations and warranties of the Company set forth in Sections 4.1(a), 4.4, clause (i) of 4.5(a) or 4.27, shall not be true and correct in all respects and

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(II) the representations and warranties of the Company set forth in Section 4.2(a) shall not be true and correct in all respects, except for de minimis inaccuracies, in the case of each of the preceding clauses (I) and (II), as of the date of the Merger Agreement or as of and as though made as of immediately prior to the Acceptance Time, it being understood that for purposes of determining the truth and correctness of such representations and warranties, the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date; or (2) any of the remaining representations and warranties of the Company set forth in Article IV of the Merger Agreement shall not be true and correct in all material respects, in each case as of the date of the Merger Agreement or as of and as though made as of immediately prior to the Acceptance Time, unless the circumstances giving rise to such inaccuracies, individually or in the aggregate, do not constitute, and would not reasonably be expected to have, a Material Adverse Effect, it being understood that for purposes of determining the accuracy of such representations and warranties, (x) all materiality, “Material Adverse Effect” and similar qualifiers set forth in such representations and warranties shall be disregarded and (y) the truth and correctness of those representations and warranties that address matters only as of a specific date shall be measured only as of such date; or (C) Parent and Merger Sub shall not have received a certificate signed on behalf of the Company by an executive officer of the Company, dated as of the scheduled Expiration Date, certifying to the effect set forth in the foregoing clauses (A) and (B); or

(v) the Merger Agreement shall have been terminated in accordance with its terms.

The foregoing conditions are for the sole benefit of Merger Sub and Parent and may be asserted by Merger Sub or Parent regardless of the circumstances giving rise to such condition, in whole or in part at any applicable time or from time to time in their sole discretion. The foregoing conditions shall be in addition to, and not a limitation of, the right of Parent and Merger Sub to extend, terminate or modify the Offer pursuant to the terms and conditions of the Merger Agreement. All conditions (except for the Minimum Condition and the conditions set forth in clauses (b) and (c)(v) above) may be waived by Parent or Merger Sub in their sole discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and regulations of the SEC. The failure of Parent or Merger Sub at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

Capitalized terms used in this Exhibit A and not otherwise defined shall have the respective meanings assigned thereto in the Merger Agreement to which this Exhibit A is attached (the “Merger Agreement”).

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